Exhibit 10.17

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIALITY. SUCH OMITTED PORTIONS, WHICH ARE MARKED WITH BRACKETS AND ASTERISKS [***], HAVE BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED
IMMUNO-ONCOLOGY DISCOVERY AND DEVELOPMENT AGREEMENT

By and Between

SANOFI BIOTECHNOLOGY SAS

and

REGENERON PHARMACEUTICALS, INC.

Effective as of December 31, 2018

TABLE OF CONTENTS

ARTICLE 1    DEFINITIONS
ARTICLE 2    PURPOSE –IO DISCOVERY PROGRAM – POC DEVELOPMENT PLAN
2.1    Purpose
2.2    POC Development
2.3    Compliance with Laws
2.4    Further Assurances and Transaction Approvals
2.5    Exclusivity – Rights to IO Antibodies
2.6    Program Licenses; Licenses Generally
2.7    Non-Exclusive License to Sanofi
2.8    Invention Assignment
2.9    Combination Therapy
2.10    Third Party Licenses
ARTICLE 3    INFORMATION EXCHANGE AND UPDATES
3.1    Immuno-Oncology Steering Committee
3.2    Alliance Management
3.3    Obligations of the Parties and their Affiliates
3.4    Exchange of Information
ARTICLE 4    PAYMENTS
4.1    Payment to Regeneron
4.2    IO Development Balance
4.3    Royalty Payments for IO Royalty Products
4.4    Royalty Term and Reporting
4.5    Payment Method and Currency
4.6    Late Payments
4.7    Right to Offset Payments
4.8    Taxes
4.9    Invoices and Documentation
ARTICLE 5    OPT-IN RIGHTS
5.1    Opt-In Rights Generally
5.2    Opt-In Period
5.3    Refused Candidates
5.4    Additional Development Prior to Opt-In
5.5    Additional Development Following Opt-In
5.6    Further Assurances and Transaction Approvals in Connection with Opt-In
5.7    Non-IO Indications

i

ARTICLE 6    NEWLY CREATED INVENTIONS
6.1    Ownership of Newly Created Intellectual Property
6.2    Prosecution and Maintenance of Patent Rights
6.3    Third Party Claims
ARTICLE 7    FINANCIAL BOOKS AND RECORDS; AUDITS AND ADJUSTMENTS
7.1    Financial Books and Records
7.2    Audits and Adjustments
7.3    IFRS/GAAP
ARTICLE 8    REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1    Mutual Representations and Warranties
8.2    Knowledge of Pending or Threatened Litigation
8.3    Disclaimer of Warranties
ARTICLE 9    CONFIDENTIALITY
9.1    Confidential Information
9.2    Injunctive Relief
9.3    Publications
9.4    Disclosures Concerning this Agreement
ARTICLE 10    INDEMNITY
10.1    Indemnity
10.2    Indemnity Procedure
10.3    Insurance
ARTICLE 11    FORCE MAJEURE
ARTICLE 12    TERM AND TERMINATION
12.1    Term
12.2    Termination for Material Breach
12.3    Termination for Insolvency
12.4    Termination for Breach of the IO License and Collaboration Agreement
12.5    Effect of Termination by Sanofi for Breach
12.6    Effect of Termination by Regeneron for Breach
12.7    Survival of Obligations
12.8    Return of Confidential Information
12.9    Termination by Sanofi At Will
ARTICLE 13    DISPUTE RESOLUTION

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13.1    Resolution of Disputes
13.2    Arbitrable Matters
13.3    Expert Panel Disputes
ARTICLE 14    MISCELLANEOUS
14.1    Governing Law; Submission to Jurisdiction
14.2    Waiver
14.3    Notices
14.4    Entire Agreement
14.5    Amendments
14.6    Severability
14.7    Registration and Filing of the Agreement
14.8    Assignment
14.9    Successors and Assigns
14.10    Affiliates
14.11    Counterparts
14.12    Third Party Beneficiaries
14.13    Relationship of the Parties
14.14    Limitation of Damages
14.15    Non-Solicitation
14.16    Construction

SCHEDULES AND EXHIBITS

Schedule 1    IO Program Target Profiles
Schedule 2    Restricted Target Profiles
Schedule 3    Manufacturing Cost
Schedule 4    Notices
Schedule 5    Quarterly IOSC Update
Schedule 6    Opt-In Report
Schedule 7    Terminated IO Discovery Program Antibodies
Exhibit A    Form of Opt-In Notice

iii

AMENDED AND RESTATED IMMUNO-ONCOLOGY DISCOVERY AND DEVELOPMENT AGREEMENT
THIS AMENDED AND RESTATED IMMUNO-ONCOLOGY DISCOVERY AND DEVELOPMENT AGREEMENT (“Agreement”), executed on January 2, 2019 and effective as of December 31, 2018 (the “A&R Agreement Effective Date”), is by and between Sanofi Biotechnology SAS (“Sanofi”), a société par actions simplifiée, organized under the laws of France, having a principal place of business at 54, rue La Boétie, 75008 Paris, France, an indirect wholly owned subsidiary of Sanofi, a company organized under the laws of France with its principal headquarters at 54, rue La Boétie, 75008 Paris, France (“Sanofi Parent”), and Regeneron Pharmaceuticals, Inc., a corporation organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Sanofi and Regeneron referred to herein individually as a “Party” and collectively as the “Parties”).
WHEREAS, Regeneron and Sanofi entered into the Immuno-Oncology Discovery and Development Agreement (“Original Agreement”) dated as of July 1st, 2015 (“Effective Date”) and executed as of July 27, 2015 (the “Original Agreement Execution Date”) pursuant to which Regeneron has utilized its research capabilities and suite of discovery technologies to identify, discover and validate potential drug discovery targets for the purpose of discovering antibody product candidates in the field of immuno-oncology, further developing such antibodies through POC (as defined in ARTICLE 1) and granting Sanofi certain co-exclusive (with Regeneron) rights, as well as an option to license certain rights to the resulting antibodies under the terms set forth in the Original Agreement and in the IO License and Collaboration Agreement (as defined in ARTICLE 1) executed and delivered as of the same date as the Original Agreement.
WHEREAS, the Parties desire to partially terminate the Original Agreement and amend and restate the remaining Original Agreement as of the A&R Agreement Effective Date, including by narrowing the IO Discovery Program to bi-specific IO Antibodies (as defined in ARTICLE 1) targeting (i) solely BCMA and CD3 (“BCMAxCD3 Program Antibodies”) or (ii) solely MUC16 and CD3 (“MUC16xCD3 Program Antibodies”).
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:
1.1    “Accounting Standards” shall mean, with respect to either Party, GAAP or IFRS, in each case, as generally and consistently applied throughout the Party’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained.
1.2    “Acquired Competing IO Antibody” shall mean, with respect to a Party, a Competing IO Antibody, the rights to which are acquired by such Party or its Affiliate from a Third Party, whether such acquisition is by direct acquisition, by license or through the acquisition of a Third Party that owns or controls such IO Antibody.
1.3    “Affiliate” shall mean, with respect to any Person, another Person which controls, is controlled by, or is under common control with such first Person. For purposes of this definition, a Person shall be deemed to “control” another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to “control” another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries outside of the United States, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, in no event shall Sanofi or any of Sanofi’s Affiliates be deemed Affiliates of Regeneron or any of Regeneron’s Affiliates nor shall Regeneron or any of Regeneron’s Affiliates be deemed Affiliates of Sanofi or any of Sanofi’s Affiliates.
1.4    “Agreement” shall have the meaning set forth in the preamble, including all Schedules and Exhibits.
1.5    “Alliance Manager” shall have the meaning set forth in Section 3.2.
1.6    “Ancillary Agreement” shall mean the IO License and Collaboration Agreement, the mAb Discovery Agreement (to the extent surviving), the Existing License and Collaboration

Agreement, and any supply agreement entered into by the Parties in connection with any of the foregoing.
1.7    “Ancillary Collaboration Agreements” shall mean the IO License and Collaboration Agreement, the mAb Discovery Agreement (to the extent surviving) and the Existing License and Collaboration Agreement.
1.8    “Antibody” shall mean [***]. Notwithstanding the foregoing, “Antibody” shall not include [***], CAR-T Cell Therapies, or Immunoconjugates.
1.9    “Applicable Opt-In Period” shall have the meaning set forth in Section 5.2(g)(v).
1.10    “A&R Agreement Effective Date” shall have the meaning set forth in the preamble.
1.11    “Arbitrable Matter” shall have the meaning set forth in Section 13.2(a).
1.12    “Arm” shall mean [***].
1.13    “BCMAxCD3 Program” shall mean the IO Discovery Program with respect to the BCMAxCD3 Program Antibodies.
1.14    “BCMAxCD3 Program Antibodies” shall have the meaning set forth in the preamble.
1.15    “BCMAxCD3 Program Costs Cap” shall mean Seventy Million Dollars ($70,000,000).
1.16    “Bi-Specific/Multi-Specific” shall mean [***].
1.17    “Bi-Specific Program” shall mean the BCMAxCD3 Program or the MUC16xCD3 Program, as applicable.
1.18    “Breakthrough Opt-In Period” shall have the meaning set forth in Section 5.2(d).
1.19    “Breakthrough Opt-In Report” shall have the meaning set forth in Section 5.2(d).
1.20    “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, the United States or Paris, France are authorized or required by Law to remain closed.
1.21    “CAR-T Cell Therapies” shall mean [***].
1.22    “Collaboration Purpose” shall have the meaning ascribed to such term in the IO License and Collaboration Agreement.
1.23    “Combination Product” shall have the meaning set forth in the definition of “Net Sales.”

1.24    “Combination Therapy” shall have the meaning set forth in Section 2.9(a).
1.25    “Commercially Reasonable Efforts” shall mean the carrying out of obligations or tasks by a Party in a sustained manner using good faith commercially reasonable and diligent efforts, which efforts shall be consistent with the exercise of prudent scientific and business judgment in accordance with the efforts such Party devotes to products or research or development projects owned by it of similar scientific and commercial potential. Commercially Reasonable Efforts shall be determined on an IO Discovery Program Target Profile-by-IO Discovery Program Target Profile and IO Discovery Program Antibody-by-IO Discovery Program Antibody basis in view of conditions prevailing at the time, and evaluated taking into account all relevant factors, including the possibility that significant increases in the CPI over the Term will lead to an increase in the cost of external services and a reduction in the number of FTEs funded under the IO Discovery Program. It is anticipated that the level of effort constituting Commercially Reasonable Efforts may change over time. In determining whether a Party has used Commercially Reasonable Efforts, neither the payments made or required to be made hereunder nor the profit sharing anticipated by the IO License and Collaboration Agreement shall be a factor weighed (that is, a Party may not apply lesser resources or efforts in support of an IO Discovery Program Antibody because it must make any payments hereunder or share profits from sales of such IO Discovery Program Antibody if Sanofi exercises its Opt-In Rights thereto). In no event shall Regeneron be required to incur Program Costs with respect to a Bi-Specific Program in excess of the Program Costs Cap applicable to such Bi-Specific Program.
1.26    “Competing IO Antibody” shall mean an IO Antibody that [***].
1.27    “Competing Third Party Product” shall mean, with respect to an IO Discovery Program Antibody, any Competing IO Antibody owned or controlled by a Third Party that [***].
1.28    “Confidential Information” shall have the meaning set forth in Section 9.1.
1.29    “Contract Year” shall mean the period beginning on the A&R Agreement Effective Date and ending on December 31, 2019, and each succeeding twelve (12) month period thereafter during the Term (except that the last Contract Year shall end on the effective date of any termination or expiration of this Agreement).
1.30    “Controlling Party” shall have the meaning set forth in Section 2.9(b).
1.31    “Costs Cap Increase Option” shall have the meaning set forth in Section 4.1(d)(i).
1.32    “Costs Cap Increase Option Payment” shall have the meaning set forth in Section 4.1(d)(i).
1.33    “Costs Cap Notice” shall have the meaning set forth in Section 4.1(d)(i).
1.34    “Costs Cap Opt-In Trigger” shall have the meaning set forth in Section 5.2(a).

1.35    “CPI” shall mean the Consumer Price Index – All Urban Consumers published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).
1.36    “Damages” shall have the meaning set forth in Section 10.1(a).
1.37    “Default Interest Rate” shall have the meaning set forth in Section 4.6.
1.38    “Deferral Notice” shall have the meaning set forth in Section 5.2(c).
1.39    “Deferred Opt-In Period” shall have the meaning set forth in Section 5.2(c).
1.40    “Deferred Opt-In Report” shall have the meaning set forth in Section 5.2(c).
1.41    “Development Costs” shall have the meaning set forth in the IO License and Collaboration Agreement.
1.42    “Disclosing Party” shall have the meaning set forth in Section 9.1.
1.43    “Disputed Plan Components” shall have the meaning set forth in Section 5.2(g)(i).
1.44    “Dollars” or “$” shall mean United States Dollars.
1.45    “Effective Date” shall have the meaning set forth in the preamble.
1.46    “Evaluable Subject” shall mean a human subject enrolled in a clinical trial of an IO Discovery Program Antibody (excluding any Sanofi Funded Trial) who has (a) been [***] and (b) (i) been [***], and (ii) had [***], in each case ((i) and (ii)), in accordance with the protocol for such clinical trial.
1.47    “Ex-Collaboration Product” shall mean any product that (a) is owned or controlled by Regeneron or Sanofi or any of their respective Affiliates and (b) is not an IO Discovery Program Antibody, an Existing Collaboration Product or an IO Licensed Product; provided, that “Ex-Collaboration Product” shall include (i) any Terminated IO Discovery Program Antibodies, Excluded Candidates under the Original Agreement, and Refused Candidates under this Agreement, (ii) any “Opt-Out Product” or “Terminated Licensed Product,” each as defined in and under the Existing License and Collaboration Agreement, (iii) any “Terminated IO Product” under the IO License and Collaboration Agreement, and (iv) any “Excluded Candidate” or “Refused Candidate” under the mAb Discovery Agreement.
1.48    “Executive Officers” shall mean the Chief Executive Officer of Regeneron and the Chief Executive Officer of Sanofi Parent or their respective designees with equivalent decision-making authority with respect to matters under this Agreement.
1.49    “Existing Agreements” shall mean the mAb Discovery Agreement and the Existing License and Collaboration Agreement.

1.50    “Existing Collaboration Product” shall mean a Licensed Product under the Existing License and Collaboration Agreement.
1.51    “Existing License and Collaboration Agreement” shall mean the Amended and Restated License and Collaboration Agreement, among Sanofi, as successor-in-interest to Aventis Pharmaceuticals Inc., sanofi-aventis amerique du nord and Regeneron, dated as of November 10, 2009, as the same may be amended from time-to-time.
1.52    “Expert Panel” shall have the meaning set forth in Section 13.3(b)(i).
1.53    “Expert Panel Dispute” shall mean [***].
1.54    “Extended Opt-In Period” shall have the meaning set forth in Section 5.2(g)(v).
1.55    “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
1.56    “FDA Breakthrough Therapy Designation” shall mean, with respect to an IO Discovery Program Antibody, a designation by FDA that such IO Discovery Program Antibody is a Breakthrough Therapy pursuant to Section 506(a) of the FDCA, as amended by Section 902 of the Food and Drug Administration Safety and Innovation Act, Public Law No. 112-144.
1.57    “Force Majeure” shall have the meaning set forth in ARTICLE 11.
1.58    “FTE” shall mean a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed or contracted by Regeneron (or its Affiliate) and assigned to perform specified work under the IO Discovery Program, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be [***] hours per year.
1.59    “FTE Cost” shall mean, for all activities performed under the IO Discovery Program, the product of (a) the number of FTEs performing activities under the IO Discovery Program and (b) the FTE Rate.
1.60    “FTE Rate” shall mean, with respect to any Contract Year, a rate equal to the Development FTE Rate for such Contract Year under the IO License and Collaboration Agreement, as it may be adjusted from time-to-time in accordance with the terms of the IO License and Collaboration Agreement. If the Parties agree to a separate FTE rate for contractors performing development activities under the IO License and Collaboration Agreement pursuant to Section 1.39 thereof, such FTE rate will be the FTE Rate applicable under this Agreement for contractors performing work under the IO Discovery Program.
1.61    “GAAP” shall mean generally accepted accounting principles as applicable in the United States.

1.62    “Governmental Authority” shall mean any court, agency, authority, department, regulatory body, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city, or other political subdivision of any such government or any supranational organization of which any such country is a member.
1.63    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a), as amended.
1.64    “HSR Filing” has the meaning set forth in Section 5.6.
1.65    “IFRS” shall mean International Financial Reporting Standards adopted by the International Accounting Standards Board.
1.66    “Immuno-Oncology Steering Committee” or “IOSC” shall mean the Immuno-Oncology Steering Committee described in Section 3.1(a).
1.67    “Immunoconjugate” shall mean [***].
1.68    “IND” shall mean, with respect to an IO Antibody, an Investigational New Drug Application filed with the FDA with respect to such IO Antibody pursuant to 21 C.F.R. § 312 before the commencement of clinical trials involving such IO Antibody, including all amendments and supplements to such application, or any equivalent filing with any Regulatory Authority outside the United States.
1.69    “IND Preparation” shall mean all drug development activities in support of an IO Antibody up to the filing of the IND for the Phase I Clinical Trial, including assay development, sample analysis, preclinical toxicology, preclinical pharmacokinetics and toxicokinetics, pharmacological assessment (if applicable), cell line development and protein chemistry sciences, formulation development, clinical trial protocol development, IND drafting and data compilation, and manufacturing preclinical and clinical supplies.
1.70    “Indemnified Party” shall have the meaning set forth in Section 10.2(a).
1.71    “Indemnifying Party” shall have the meaning set forth in Section 10.2(a).
1.72    “Indication” shall mean any disease, state or condition.
1.73    “Initial Opt-In Period” shall have the meaning set forth in Section 5.2(b).
1.74    “Initial Opt-In Report” shall have the meaning set forth in Section 5.2(a).
1.75    “IO Antibody” shall mean an Antibody that has a (a) [***] (for the avoidance of doubt, not including CAR-T Cell Therapies or Immunoconjugates). For clarity, if the binding of [***].  Furthermore, it is generally expected that Antibodies that [***] are not IO Antibodies.
1.76    “IO Development Balance” shall have the meaning set forth in the IO License and Collaboration Agreement.

1.77    “IO Discovery Program” shall mean all discovery, research and development activities to be performed under this Agreement by or on behalf of (a) Regeneron, including IO Target identification, discovery and validation, IND Preparation and IND filing for IO Discovery Program Antibodies, and IO Licensed Products [***] and clinical trials as part of POC Development for such IO Antibodies, or (b) either Party, with respect to Sanofi Funded Trials. The IO Discovery Program previously included (i) discovery research activities directed at IO Target identification, validation, and selection, and (ii) IO Antibody discovery, identification and selection; and from and after the A&R Agreement Effective Date shall continue to include (iii) IO Discovery Program Antibody characterization and pharmacological assessment (if applicable) and selection, (iv) the production of IO Discovery Program Antibodies for preclinical experiments and clinical studies, (v) IND Preparation and the filing of INDs, (vi) the conduct of non-clinical and clinical tests and studies to achieve POC, including clinical translational studies, Phase I Clinical Trials and Phase II Clinical Trials, and (vii) the development of companion diagnostics for use with IO Discovery Program Antibodies. For clarity, the IO Discovery Program shall include any activities conducted pursuant to Section 5.4 or Section 5.5. Notwithstanding the foregoing, it is understood that the activities described in clauses (i) and (ii) above have been completed with respect to the IO Discovery Program Antibodies as of the A&R Agreement Effective Date, and no additional activities described in clauses (i) and (ii) above are contemplated under this Agreement with respect to the IO Discovery Program Antibodies as of the A&R Agreement Effective Date.
1.78    “IO Discovery Program Antibody” shall mean any IO Antibody in existence as of the A&R Agreement Effective Date that is, or at any time has been, the subject of development under the IO Discovery Program, and that targets an IO Discovery Program Target Profile. For clarity, from and after such time (if any) as an IO Discovery Program Antibody becomes a Refused Candidate under Section 5.4(a), such IO Discovery Program Antibody will no longer be an IO Discovery Program Antibody from and after the time it becomes a Refused Candidate.
1.79    “IO Discovery Program Target Profile” shall mean the IO Target Profile of a Bi-Specific Antibody that targets either (a) solely BCMA and CD3 or (b) solely MUC16 and CD3.
1.80    “IO Indication” shall mean any Indication [***].
1.81    “IO License and Collaboration Agreement” shall mean the Immuno-Oncology License and Collaboration Agreement by and between Sanofi and Regeneron, dated as of the Effective Date, as the same may be amended from time to time.
1.82    “IO Licensed Product” shall have the meaning ascribed to such term in the IO License and Collaboration Agreement.
1.83    “IO Royalty Product” shall mean (a) any Terminated IO Discovery Program Antibody [***] that solely targets an IO Target Profile listed on Schedule 7 and [***].
1.84    “IO Target” shall mean any gene, receptor, ligand, or other molecule (a) [***] (i) [***], (ii) [***] and (iii) be modified by direct interaction with an Antibody, or (b) that is targeted by an IO Antibody.

1.85    “IO Target Profile” shall mean (a) with respect to an IO Antibody that is [***] and (b) with respect to an IO Antibody that is [***]. For clarity, (x) each Target that is targeted by an IO Antibody [***], and (y) the IO Target Profile of an IO Antibody that is [***].
1.86    “Joint Inventions” shall have the meaning set forth in Section 6.1(b).
1.87    “Joint Patent Rights” shall mean Patent Rights that cover or claim a Joint Invention.
1.88    “Know-How” shall mean, with respect to each Party and its Affiliates, any and all proprietary technical or scientific information, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings and other information (whether or not patentable or otherwise protected by trade secret Law) and that are not disclosed or claimed by such Party’s Patents or Patent Applications.
1.89    “KRM” shall mean a key results memorandum prepared by or on behalf of a Party that summarizes all key results and findings of an interim or final analysis based on cleaned data of the primary and, if applicable, secondary endpoints from a clinical trial undertaken pursuant to the IO Discovery Program, including any Sanofi Funded Trial.
1.90    “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions, or ordinances of any Governmental Authority.
1.91    “Lead Candidate” shall mean an IO Antibody that the developing Party reasonably believes in good faith is ready to begin IND Preparation.
1.92    “Licensed Product” shall have the meaning ascribed to such term in the Existing License and Collaboration Agreement.
1.93    “mAb Discovery Agreement” shall mean the Amended and Restated Discovery and Preclinical Development Agreement, among Sanofi, as successor-in-interest to Aventis Pharmaceuticals Inc., and Regeneron dated as of November 10, 2009 (as amended from time to time, including in connection with the execution and delivery of the Original Agreement) that has expired as of December 31, 2017.
1.94    “Manufacturing Cost” shall mean the fully burdened cost (without mark-up) of manufacturing (a) IO Discovery Program Antibodies (i) for the IO Discovery Program, or (ii) [***] or (b) [***], in each case ((a) and (b)), as calculated in accordance with Schedule 3.
1.95    “Marketing Approval” shall mean an approval, registration, license or authorization from the applicable Regulatory Authority necessary for the marketing and sale of an IO Antibody in an indication in any country, but excluding any separate pricing approval.
1.96    “Maximum Evaluable Subjects” shall have the meaning set forth in Section 5.2(c).
1.97    “Mice” or “Mouse” shall mean [***].

1.98    “Mice-Derived Therapeutic (or Diagnostic) Candidate” or “MTC” shall mean [***].
1.99    “Modified Clause” shall have the meaning set forth in Section 14.6.
1.100    “MUC16xCD3 Program” shall mean the IO Discovery Program with respect to the MUC16xCD3 Program Antibodies.
1.101    “MUC16xCD3 Program Antibodies” shall have the meaning set forth in the preamble.
1.102    “MUC16xCD3 Program Costs Cap” shall mean, if Sanofi does not exercise the Costs Cap Increase Option, Fifty Million Dollars ($50,000,000) and, if Sanofi exercises the Costs Cap Increase Option, Seventy Million Dollars ($70,000,000).
1.103    “Net Sales” shall mean the gross amount invoiced for bona fide arms’ length sales of IO Royalty Products in the Territory by or on behalf of Regeneron, or its Affiliates or sublicensees to Third Parties, less the following deductions, determined in accordance with Regeneron’s Accounting Standards, consistently applied:
(a)    normal and customary trade, cash, quantity and free-goods allowances granted and taken directly with respect to sales of such IO Royalty Products;
(b)    amounts repaid or credited by reason of defects, rejections, recalls, returns, rebates, allowances and billing errors;
(c)    chargebacks and other amounts paid on sale or dispensing of IO Royalty Products;
(d)    Third Party cash rebates and chargebacks related to sales of IO Royalty Products, to the extent allowed;
(e)    retroactive price reductions that are actually allowed or granted;
(f)    compulsory refunds, credits, rebates and co-pay assistance directly related to the sale of IO Royalty Products, accrued, paid or deducted pursuant to agreements (including managed care agreements) or governmental regulations;
(g)    freight, postage, shipment and insurance costs (or wholesaler fees in lieu of those costs) and customs duties incurred in delivering IO Royalty Products that are separately identified on the invoice or other documentation;
(h)    sales taxes, excess duties, or other consumption taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of IO Royalty Products, which are separately identified on the invoice or other documentation;

(i)    as agreed by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of such IO Royalty Product falling within categories substantially equivalent to those listed above and ultimately credited to customers or a Governmental Authority or agency thereof; and
(j)    invoiced amounts that are written off as uncollectible in accordance with Regeneron’s or its Affiliates’ or sublicensees’ respective accounting principles as applied consistently.
Net Sales in currency other than Dollars shall be translated into Dollars according to the provisions of Section 4.5.
Sales between the Parties, or between Regeneron and its Affiliates or sublicensees, for resale, shall be disregarded for purposes of calculating Net Sales. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of an IO Royalty Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received as agreed by the Parties. Solely for purposes of calculating Net Sales, if Regeneron or its Affiliates or sublicensee sells such IO Royalty Products in the form of a combination product containing any IO Royalty Product and one or more active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price in a manner consistent with the terms of this Agreement) (a “Combination Product”), then prior to the first commercial sale of such Combination Product, the Parties shall agree on the value of each component of such Combination Product and the appropriate method for accounting for sale of such Combination Product. For the avoidance of doubt, for the purposes of this Agreement, [***].
1.104    “Non-IO Indication” shall mean any Indication that is [***]. For clarity, any [***] a Non-IO Indication.
1.105     “Non-Prosecuting Party” shall have the meaning set forth in Section 6.2(c).
1.106    “Opt-In Notice” shall mean a written notice, delivered by Sanofi in the form annexed hereto as Exhibit A, that Sanofi is exercising its Opt-In Rights with respect to a Product Candidate Family.
1.107    “Opt-In Period” shall mean Initial Opt-In Period, Deferred Opt-In Period, or Breakthrough Opt-In Period, as applicable.
1.108    “Opt-In Report” shall mean Initial Opt-In Report, Deferred Opt-In Report, or Breakthrough Opt-In Report, as applicable.
1.109    “Opt-In Rights” shall mean, with respect to a Product Candidate Family, Sanofi’s right to elect, pursuant to Section 5.2(b), Section 5.2(c) or Section 5.2(d) to jointly (with Regeneron) develop and commercialize the members of such Product Candidate Family as IO

Licensed Products under the terms and conditions set forth in the IO License and Collaboration Agreement.
1.110    “Opt-Out” shall have the meaning set forth in Section 5.3.
1.111    “Opt-Out Product” shall have the meaning ascribed to such term in the IO License and Collaboration Agreement.
1.112    “Other Product” shall mean (a) any Other Proprietary Product, (b) any product that is owned or controlled by a Third Party (for clarity, whether or not such product is an IO Antibody), and (c) any product that is in the public domain.
1.113    “Other Proprietary Product” shall mean (a) an IO Licensed Product, (b) an Existing Collaboration Product, and (c) an Ex-Collaboration Product.
1.114    “Other Shared Expenses” shall have the meaning ascribed to such term in the IO License and Collaboration Agreement.
1.115    “Out-of-Pocket Costs” shall mean the costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with Regeneron’s Accounting Standards) by Regeneron (or its Affiliate) directly in connection with the performance of the IO Discovery Program, except as expressly provided under Section 2.10(c) or otherwise in this Agreement.
1.116    “Party” or “Parties” shall have the meaning set forth in the preamble.
1.117    “Patent Application” shall mean any application for a Patent.
1.118    “Patent Rights” shall mean unexpired Patents and Patent Applications.
1.119    “Patents” shall mean patents together with all substitutions, divisions, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, reissues, reexaminations, extensions, registrations, patent term adjustments or extensions, supplemental protection certificates and renewals of any of the foregoing, and all counterparts thereof in any country in the Territory.
1.120    “Person” shall mean and include an individual, partnership, joint venture, limited liability company, corporation, firm, trust, unincorporated organization and government or other department or agency thereof.
1.121    “Phase I Clinical Trial” shall mean the first (1st) clinical trial of an IO Discovery Program Antibody following IND Preparation or a clinical trial intended to determine the safety and recommended dosing regimen of an IO Discovery Program Antibody or a combination of an IO Discovery Program Antibody with another product or therapy.
1.122    “Phase II Clinical Trial” shall mean a clinical trial under the IO Discovery Program that is intended to initially evaluate the effectiveness of an IO Discovery Program Antibody for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy the requirements of 21 C.F.R. § 312.21(b) (or its equivalent under the Laws of any country in the Territory other than the United States).
1.123    “Phase III Clinical Trial” shall mean a clinical trial under the IO Discovery Program that is intended to gather further evidence of safety and efficacy of an IO Discovery Program Antibody as a monotherapy or in combination with one or more other IO Discovery Program Antibodies or other products or therapies (and to help evaluate its overall risks and benefits) for a particular indication or indications and is intended to support Marketing Approval for such IO Discovery Program Antibody for such indication or indications in one or more countries or that would otherwise satisfy the requirements of 21 C.F.R. § 312.21(c) (or its equivalent under the Laws of any country in the Territory other than the United States).
1.124    “Plans” shall mean, collectively, each POC Development Plan (if any), each Sanofi Funded Trial Plan (if any), or any of them, as the context requires.
1.125    “POC” shall mean, with respect to an IO Discovery Program Antibody [***].
1.126    “POC Development” shall mean any development activities with respect to an IO Discovery Program Antibody targeting a tumor type or hematological malignancy other than Phase III Clinical Trials with respect to such tumor type or hematological malignancy.
1.127    “POC Development Plan” shall have the meaning set forth in Section 2.2(a).
1.128    “POC Opt-In Trigger” shall have the meaning set forth in Section 5.4(a).
1.129    “Post-POC Development Plan” shall have the meaning set forth in Section 5.2(a).
1.130    “Post-POC Plan Dispute” shall have the meaning set forth in Section 5.2(g)(iv).
1.131    “Post-POC Plan Dispute Notice” shall have the meaning set forth in Section 5.2(g)(iv).
1.132    “Post-POC Principal Party” shall have the meaning ascribed to such term in the IO License and Collaboration Agreement.
1.133    “Pre-Payment” shall have the meaning set forth in Section 4.1(a).
1.134    “Product Candidate Family” shall have the meaning set forth in Section 5.2(a).
1.135    “Product Patent Rights” shall mean any Patent or Patent Application having a specification which supports a claim that may be infringed by making, using, selling, importing or exporting an IO Discovery Program Antibody, including any derivatives, fragments, compositions of matter or uses thereof.
1.136    “Program Costs” shall mean, with respect to an IO Discovery Program, all Out-of-Pocket Costs, FTE Costs and Manufacturing Costs incurred by Regeneron or its Affiliates directly in connection with the performance of such IO Discovery Program for IO Indications.

1.137    “Program Costs Cap” shall mean the BCMAxCD3 Program Costs Cap or the MUC16xCD3 Program Costs Cap, as applicable.
1.138    “Prosecuting Party” shall have the meaning set forth in Section 6.2(c).
1.139    “Publishing Party” shall have the meaning set forth in Section 9.3.
1.140    “Receiving Party” shall have the meaning set forth in Section 9.1.
1.141    “Refused Candidate” shall have the meaning set forth in Section 5.3(a).
1.142    “Regeneron” shall have the meaning set forth in the preamble.
1.143    “Regeneron Indemnitees” shall have the meaning set forth in Section 10.1(a).
1.144    “Regeneron Intellectual Property” shall mean the Regeneron Patent Rights and the Regeneron Know-How.
1.145    “Regeneron Know-How” shall mean any and all Know-How as of the Effective Date or thereafter during the Term that is owned by, licensed to or otherwise held by Regeneron or any of its Affiliates (other than Sanofi Know-How and Know-How included in Joint Inventions) with the right to license or sublicense the same necessary or useful for the performance of the IO Discovery Program or any Sanofi Funded Trial.
1.146    “Regeneron Patent Rights” shall mean those Patent Rights as of the Effective Date or thereafter during the Term that are owned by, licensed to or otherwise held by Regeneron or any of its Affiliates (other than Sanofi Patent Rights and Patent Rights included in Joint Inventions) with the right to license or sublicense the same and which include at least one (1) claim which, absent a license from Regeneron or any of its Affiliates, would be infringed by the research, development, manufacture, commercialization or use of any IO Discovery Program Antibody or IO Discovery Program Target Profile (or any Target contained therein) by Sanofi.
1.147    “Regeneron Sole Inventions” shall have the meaning set forth in Section 6.1(a).
1.148    “Regeneron Target IP” shall mean only those claims in Patent Rights within the Regeneron Patent Rights in existence on the expiration or termination of this Agreement, that, absent a license from Regeneron or any of its Affiliates, would be infringed by the making, using, developing, selling, or importing by Sanofi of an IO Discovery Program Antibody [***].
1.149    “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity anywhere in the world with authority over the activities conducted under the IO Discovery Program.
1.150    “Restricted Target Profiles” shall mean the IO Target Profiles listed on Schedule 2.
1.151    “Royalty Term” shall have the meaning set forth in Section 4.4.

1.152    “Sanofi” shall have the meaning set forth in the preamble.
1.153    “Sanofi Funded Trial” shall have the meaning set forth in Section 2.2(c).
1.154    “Sanofi Funded Trial Costs” shall mean Program Costs incurred by either Party or their respective Affiliates in connection with a Sanofi Funded Trial.
1.155    [***]
1.156    “Sanofi Funded Trial Plan” shall have the meaning set forth in Section 2.2(c).
1.157    “Sanofi Indemnitees” shall have the meaning set forth in Section 10.1(b).
1.158    “Sanofi Intellectual Property” shall mean the Sanofi Patent Rights and the Sanofi Know-How.
1.159    “Sanofi Know-How” shall mean any and all Know-How as of the A&R Agreement Effective Date or thereafter during the Term that is owned by, licensed to or otherwise held by Sanofi or any of its Affiliates (other than Regeneron Know-How and Know-How included in Joint Inventions) with the right to license or sublicense the same necessary or useful for the research, development, manufacture, commercialization or use of any IO Antibody or any IO Target Profile (or any Target contained therein) that is or was, at any time during the Term, an IO Discovery Program Antibody or IO Discovery Program Target Profile (or any Target contained therein), respectively, including any Refused Candidate that was, at any time during the Term, an IO Discovery Program Antibody or IO Discovery Program Target Profile (or any Target contained therein).
1.160    “Sanofi Patent Rights” shall mean those Patent Rights as of the A&R Agreement Effective Date or thereafter during the Term that are owned by, licensed to or otherwise held by Sanofi or any of its Affiliates (other than Regeneron Patent Rights and Patent Rights included in Joint Inventions) with the right to license or sublicense the same and which include at least one (1) claim which, absent a license from Sanofi or any of its Affiliates, would be infringed by the research, development, manufacture, commercialization or use by Regeneron of any IO Antibody or any IO Target Profile (or any Target contained therein) that is or was, at any time during the Term, an IO Discovery Program Antibody or IO Discovery Program Target Profile (or any Target contained therein), respectively, including any Refused Candidate that was, at any time during the Term, an IO Discovery Program Antibody.
1.161    “Sanofi Proposed Combination Trial” shall mean a clinical trial of a Combination Therapy proposed by Sanofi as a Sanofi Funded Trial pursuant to Section 2.9(b)(i) or Section 2.9(c).
1.162    “Sanofi Sole Inventions” shall have the meaning set forth in Section 6.1(a).
1.163    “Sanofi Target IP” shall mean only those claims in Patent Rights within the Sanofi Patent Rights in existence on the expiration or termination of this Agreement that, absent a license from Sanofi or any of its Affiliates, would be infringed by the making, using, developing, selling, or importing by Regeneron of an IO Antibody that is or was, at any time during the Term, an IO Discovery Program Antibody, that was worked on under the IO Discovery Program [***]. [***].
1.164    “Sole Inventions” shall have the meaning set forth in Section 6.1(a).
1.165    “Target” shall mean any gene, receptor, ligand, or other molecule (a) potentially associated with a disease activity, and (b) that potentially has a biological activity that is modified by direct interaction with an Antibody, including any MTC, or (c) to which an Antibody, including any MTC, binds.
1.166    “Term” shall have the meaning set forth in Section 12.1.
1.167    “Terminated IO Discovery Program” shall mean all discovery, research and development activities performed by or on behalf of either Party or their Affiliates under the Original Agreement with respect to IO Target Profiles (other than the IO Discovery Program Target Profiles) and IO Antibodies (other than the IO Discovery Program Antibodies) as from the Effective Date until immediately prior to the A&R Agreement Effective Date.
1.168    “Terminated IO Discovery Program Antibody” shall mean each of the IO Antibodies that were the subject of discovery, research or development under the Terminated IO Discovery Program, including IO Royalty Products in existence immediately prior to the A&R Agreement Effective Date. For clarity, IO Discovery Program Antibodies are not Terminated IO Discovery Program Antibodies.
1.169    “Terminated IO Discovery Program Costs” shall mean all Out-of-Pocket Costs, FTE Costs and Manufacturing Costs incurred by Regeneron or its Affiliates until immediately prior to the A&R Effective Date directly in connection with the performance of the IO Discovery Program (as defined in the Original Agreement) without regard to this Agreement.
1.170    “Terminated IO Discovery Program Target Profile” shall mean each of the IO Target Profiles that were the subject of discovery, research or development under the Terminated IO Discovery Program. For clarity, IO Discovery Program Target Profiles are not Terminated IO Discovery Program Target Profiles.
1.171    “Territory” shall mean all the countries and territories of the world.
1.172    “Third Party” shall mean any Person other than Sanofi or Regeneron or any Affiliate of either Party.
1.173    “Third Party Claim” shall have the meaning set forth in Section 10.1(a).
1.174    “Valid Claim” shall mean a claim of an issued and unexpired Patent (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) that has not been held unpatentable, invalid or unenforceable in a final decision of a court or other Government Authority of competent jurisdiction from which no appeal may be or has been taken, and that has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.
ARTICLE 2
PURPOSE –IO DISCOVERY PROGRAM – POC DEVELOPMENT PLAN
2.1    Purpose.
(a)    Partial Termination - Effect.
(i)    Subject to Section 2.1(a)(ii), the Original Agreement is hereby terminated as of the A&R Agreement Effective Date other than with respect to the IO Discovery Program Antibodies, for which the Parties’ rights and obligations shall be amended and restated as set forth hereunder from and after the A&R Agreement Effective Date. For clarity, this Agreement is a continuation of the Original Agreement (amended and restated) solely with respect to each of the IO Discovery Program Antibodies and each of the IO Discovery Program Target Profiles, it being understood that from and after the A&R Agreement Effective Date, except as otherwise provided herein, the terms hereof rather than the terms of the Original Agreement shall control with respect thereto. The Parties acknowledge and agree that any products that would have been IO Royalty Products under the Original Agreement shall not be considered IO Royalty Products under the Original Agreement but instead will be IO Royalty Products under this Agreement.
(ii)    Section 12.7 of the Original Agreement shall apply with respect to the terminated aspects of the Original Agreement; provided that:

(A)
Sanofi shall not have a surviving obligation under the Original Agreement with respect to Terminated IO Discovery Program Costs incurred by Regeneron under the Terminated IO Discovery Program from October 1, 2018 through December 31, 2018, which costs shall be reimbursed in accordance with Section 4.1;

(B)
the licenses granted to Sanofi under the Original Agreement (other than in Section 2.8 thereof) are hereby terminated as of the A&R Agreement Effective Date and the licenses granted by Sanofi under Section 2.7 of the Original Agreement are revised to read as set forth in Section 2.6 of this Agreement;

(C)
Sanofi hereby grants to Regeneron a non-exclusive, fully paid-up (other than with respect to IO Royalty Products), non-transferable, royalty-free (other than with respect to IO Royalty Products), worldwide, license, with the right to sublicense, under the “Sanofi Target IP” (as such term is defined in the Original Agreement) that was “Sanofi Target

IP” immediately prior to the A&R Agreement Effective Date solely for use to research, develop, manufacture, commercialize or otherwise exploit Terminated IO Discovery Program Antibodies;

(D)
the period for the survival of obligations with respect to Confidential Information (as defined in the Original Agreement) under Article 9 of the Original Agreement that relates only to the Terminated IO Discovery Program shall end five (5) years after the A&R Agreement Effective Date and the period for the survival of such obligations with respect to other Confidential Information (as defined in the Original Agreement) under Article 9 of the Original Agreement shall end five (5) years after the termination or expiration of this Agreement;

(E)
to the extent a Receiving Party (as defined in the Original Agreement) is in possession of Confidential Information (as defined in the Original Agreement) of a Disclosing Party (as defined in the Original Agreement) that is no longer relevant to the Receiving Party’s rights or obligations under this Agreement, the Receiving Party shall return or, at the Disclosing Party’s request, destroy all documents or other tangible materials representing such Confidential Information as provided in Section 12.8 of the Original Agreement; provided, that one (1) copy may be maintained in the confidential files of the Receiving Party for the purpose of complying with the terms of the Original Agreement;

(F)
the following Sections of the Original Agreement shall not survive such termination: Section 4.2(e), Section 12.7(c) (for clarity, Regeneron shall not have any royalty obligations under Article 4 of the Original Agreement with respect to any IO Royalty Product (as defined in the Original Agreement) which shall instead be subject to Article 4 of this Agreement), and Section 12.10;

(G)
for clarity, Article 10 of the Original Agreement will survive with respect to matters other than those with respect to IO Discovery Program Antibodies or IO Discovery Program Target Profiles, which will remain subject to Article 10 of this Agreement; and

(H)	in light of the Confidential Information disclosed under the Original Agreement, including the written reports summarizing the material activities undertaken and any material information with respect to the Terminated IO Discovery Program Antibodies, Sanofi shall abide by the restrictions set forth in this Agreement (including Section 2.5(c)) with respect to Restricted Target Profiles.
(iii)    Fifty percent (50%) of Terminated IO Discovery Program Costs attributable to clinical development (i.e., in connection with the conduct of clinical trials, including clinical supply therefor, but excluding, e.g., toxicology, process development and formulation development) of Terminated IO Discovery Program Antibodies incurred until immediately prior to the A&R Agreement Effective Date shall be considered IO Development Balance Costs and be added to the IO Development Balance under the IO License and Collaboration Agreement, solely to the extent that Sanofi made an “IO Reimbursement Payment” (as such terms are defined in the Original Agreement) in respect of such Program Costs pursuant to Section 4.1 of the Original Agreement or Section 4.1 of this Agreement. For clarity, no costs and expenses of a Sanofi Funded Trial conducted pursuant to Section 2.1(c) of the Original Agreement shall be added to the IO Development Balance except as provided in Section 4.3(b) of the Original Agreement.
(iv)    As of the A&R Agreement Effective Date, Regeneron shall retain the exclusive rights to (A) research, develop (alone or in combination), manufacture, commercialize and otherwise exploit Terminated IO Discovery Program Antibodies, subject to Section 4.3 (IO Royalty Products) and (B) any data or other Know-How or Patent Rights invented or created by or for Regeneron under the Terminated IO Discovery Program. For clarity, Regeneron shall have the right to research, develop, manufacture, commercialize and otherwise exploit either directly, or with or through any Third Party, outside this Agreement or the IO License and Collaboration Agreement and without restriction, Terminated IO Discovery Program Antibodies, including for use with one (1) or more IO Antibodies (including Competing IO Antibodies and Refused Candidates) or any product that is not an IO Antibody; provided however that, subject to Section 2.5, Sanofi shall have the right to [***].
(b)    IO Discovery Program – Commercially Reasonable Efforts. During the Term:
(i)    Regeneron shall use Commercially Reasonable Efforts to achieve POC for an IO Discovery Program Antibody targeting each of the IO Discovery Program Target Profiles; provided that (A) the foregoing obligation to use Commercially Reasonable Efforts shall not require Regeneron or its Affiliates to incur Program Costs with respect to a Bi-Specific Program in excess of the Program Costs Cap applicable to such Bi-Specific Program [***] and (B) any decision by Regeneron to discontinue or temporarily suspend the development of one or more IO Discovery Program Antibodies targeting an IO Discovery Program Target Profile shall not constitute a failure to use Commercially Reasonable Efforts unless such discontinuance or suspension is a failure to use Commercially Reasonable Efforts with respect to such IO Discovery Program Antibodies or such IO Discovery Program Target Profile; and
(ii)    Regeneron shall be obligated to offer any IO Discovery Program Antibody or Product Candidate Family for license to Sanofi pursuant to the Opt-In Rights set forth herein.
2.2    POC Development.
(a)    POC Development Plan. Within [***] after the A&R Agreement Effective Date, Regeneron will prepare and deliver to the IOSC a POC Development plan for each IO Discovery Program Antibody (each, a “POC Development Plan”), which shall set forth the overall strategy and plan for developing an IO Discovery Program Antibody during the IO Discovery Program from completion of IND Preparation and IND filing through POC Development for such IO Discovery Program Antibody. Each POC Development Plan will specify, in a reasonable level of detail, the tumor types or hematological malignancies to be evaluated as well as an estimated timeline and budget for achieving POC across such proposed tumor types or hematological malignancies and shall be designed with [***] subject to the applicable Program Costs Cap. Regeneron shall have the right to amend each POC Development Plan from time to time in its sole discretion. Regeneron will promptly present to the IOSC any material updates to the POC Development Plan with respect to an IO Discovery Program Antibody (and any material changes in the estimated budget) until such time as such IO Discovery Program Antibody becomes a Refused Candidate or an IO Licensed Product.
(b)    Conduct and Consultation. Upon the terms and subject to the conditions hereof, Regeneron will have sole responsibility, consistent with the POC Development Plan, for the design and conduct of all activities (except for Sanofi Funded Trials conducted by Sanofi in accordance with Section 2.2(c), for which Sanofi will have sole responsibility) under the IO Discovery Program, including decisions relating to initiation and termination of programs and activities, manufacturing activities, and staffing and resource allocation between different programs and activities in the IO Discovery Program. Sanofi, through the IOSC, will provide consultation and advice to support Regeneron’s efforts under the IO Discovery Program, which consultation and advice shall be considered in good faith by Regeneron. For avoidance of doubt, except as otherwise agreed by the Parties in accordance with Section 5.7, Regeneron may, at its own cost and outside the IO Discovery Program, develop each IO Discovery Program Antibody in Non-IO Indications only until such IO Discovery Program Antibody is ready for IND filing.
(c)    Sanofi Funded Trials. Sanofi may provide written notice to Regeneron that Sanofi wishes to fund a clinical trial for any IO Discovery Program Antibody, [***]. Subject to Section 2.9, in the event that Sanofi proposes any such clinical trial [***] as provided in the foregoing sentence, and Regeneron declines to conduct such clinical trial [***], Sanofi may provide written notice to Regeneron that Sanofi wishes to fund such clinical trial. Such notice shall include [***]. Upon Sanofi’s written notice to Regeneron that it wishes to fund such clinical trial for an IO Discovery Program Antibody or a Sanofi Proposed Combination Trial and, [***], Sanofi shall have the right to conduct such clinical trial initially proposed by Sanofi using the IO Discovery Program Antibody (which Regeneron shall supply). Each clinical trial conducted pursuant to the foregoing sentence shall be a “Sanofi Funded Trial.” In the event of any dispute between the Parties as to whether a proposed Sanofi Funded Trial is not reasonably likely to have a material negative impact on the IO Discovery Program or the development or commercialization of any IO Discovery Program Antibody or IO Licensed Product or supply of any IO Discovery Program Antibody or IO Licensed Product [***]. Each permitted Sanofi Funded Trial shall become part of the IO Discovery Program, be conducted pursuant to a Sanofi Funded Trial Plan as reviewed, discussed and agreed on by the IOSC, and [***]; provided that in no event shall [***]. Notwithstanding the foregoing, unless otherwise agreed to by the Parties in writing, in no event shall any Sanofi Funded Trial operate to (y) delay or extend the timing of any Opt-In Report to be delivered by Regeneron with respect to any IO Discovery Program Antibody pursuant to ARTICLE 5, or (z) delay or extend any Opt-In Period with respect to any IO Discovery Program Antibody. For clarity, the [***] in a Sanofi Funded Trial shall not be [***] and Regeneron shall be under no obligation to consider the [***].
2.3     Compliance with Laws.     Each Party hereby covenants and agrees to comply with applicable Laws in performing all activities connected with the IO Discovery Program.
2.4    Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will use Commercially Reasonable Efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement and the transactions contemplated by this Agreement required under applicable Laws. The Parties will cooperate with each other in connection with the making of all such filings, including by providing copies of all such non-confidential documents to the other Party and its advisors prior to the filing and, if requested, by accepting all reasonable additions, deletions, or changes suggested in connection therewith. Each Party will furnish all information required for any applicable or other filing to be made pursuant to the rules and regulations of any applicable Laws in connection with the transactions contemplated by this Agreement.
2.5    Exclusivity – Rights to IO Antibodies.
(a)    In General. Except to the extent otherwise expressly specified in this Section 2.5 or, to the extent applicable, in the IO License and Collaboration Agreement, as from the A&R Agreement Effective Date, each Party shall be free to identify, discover, develop, manufacture and commercialize, either directly, or with or through any Third Party, outside this Agreement or the IO License and Collaboration Agreement, IO Antibodies alone or in combination with other compounds or products, including for use with one (1) or more Refused Candidates (solely with respect to Regeneron), [***] or any product that is not an IO

Antibody. For avoidance of doubt, neither Party shall have any obligation from and after the A&R Agreement Effective Date to offer any IO Antibodies to be included in the IO Discovery Program under Section 2.5(b) of the Original Agreement.
(b)    Competing IO Antibodies. Except as expressly permitted by this Agreement, including by Section 2.9, any agreement regarding development and commercialization of BCMAxCD3 Program Antibodies [***] reached pursuant to Section 5.7, or the IO License and Collaboration Agreement, during the Term, neither Party nor any of their respective Affiliates will, either directly, or with or through any Third Party, work to discover, develop or commercialize any Competing IO Antibody; [***].
(c)    Restricted Target Profiles.
(i)    Except as may be otherwise agreed in writing by the Parties, until the earlier of (A) [***] and (B) the expiration or termination of this Agreement in its entirety pursuant to ARTICLE 12, neither Sanofi nor its Affiliates will, either directly, or with or through any Third Party, work to discover, develop or commercialize IO Antibodies targeting a Restricted Target Profile; provided, however, that Sanofi or its Affiliates shall have the right during such period, outside of this Agreement and the IO License and Collaboration Agreement, at Sanofi’s own expense, to discover and develop, independently using its own proprietary technology or through using the proprietary technology of, or otherwise in collaboration with, one or more Third Parties, any IO Antibody targeting any of the Restricted Target Profiles until such IO Antibody [***]; and provided further that, subject to Section 2.5(c)(iii), Sanofi shall have the right outside this Agreement and the IO License and Collaboration Agreement to develop any of its Ex-Collaboration Products for use in connection with IO Antibodies [***], whether or not targeting a Restricted Target Profile.
(ii)    For clarity, from and after the earlier of (A) [***] and (B) the termination or expiration of this Agreement in its entirety pursuant to ARTICLE 12, Sanofi and its respective Affiliates shall have the right to discover, develop, manufacture and commercialize without restriction any IO Antibodies [***] that target a Restricted Target Profile, including for use with one (1) or more other products [***]; provided, however, that Sanofi shall have no right under this Agreement to perform such identification, discovery, development, manufacturing or commercialization with respect to Terminated IO Discovery Program Antibodies or Refused Candidates.
(iii)    Notwithstanding subsection (i) above, until the earlier of (A) [***] and (B) the expiration or termination of this Agreement in its entirety pursuant to ARTICLE 12, should Sanofi desire to [***]. Any information disclosed by either Party in connection with such discussions shall be the Confidential Information of such Party subject to Section 9.1.
(d)    Refused Candidates. Sanofi shall be subject to the restrictions set forth in Section 5.3(c) with respect to Refused Candidates under this Agreement.

(e)    Acquired Competing IO Antibodies. If during the Term a Party (or its Affiliates) acquires an Acquired Competing IO Antibody, then, such Party shall at its sole discretion elect to either divest [***] or discontinue development of such Acquired Competing IO Antibody within [***] from the acquisition. For the avoidance of doubt, the Party acquiring an Acquired Competing IO Antibody and its Affiliates shall not be precluded under this Section 2.5(e) from conducting any activities, including winding down activities, (either directly, or with or through any Third Party) with respect to such Acquired Competing IO Antibody during such [***] period.
(f)    Technology Licenses. Regeneron shall have the right to grant non-exclusive licenses to its Mice and other technologies and other Regeneron Intellectual Property related to the Mice and other technologies to Third Parties, including universities and for profit and not-for-profit Third Parties; provided, that [***]. Regeneron may receive contract fees, milestones, and royalties based on future sales of IO Antibodies discovered by such Third Party licensees.
2.6    Program Licenses; Licenses Generally. Each Party hereby grants to the other Party and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-free (except as provided in Section 4.4) license, with the right to sublicense, under the Regeneron Intellectual Property and the Sanofi Intellectual Property, respectively, solely to perform the IO Discovery Program and, with respect to Sanofi as grantor, to research, develop, manufacture, commercialize or use the Mice or any IO Target Profile (or any Target contained therein) to exploit IO Discovery Program Antibodies that become IO Royalty Products hereunder. In addition, Sanofi hereby grants to Regeneron and its Affiliates a non-exclusive, non-transferable, worldwide, royalty-bearing license, with the right to sublicense, under the Sanofi Target IP that is Sanofi Target IP immediately prior to the A&R Agreement Effective Date to research, develop, manufacture, commercialize or use IO Royalty Products that are not IO Discovery Program Antibodies (i.e., IO Royalty Products that are Terminated IO Discovery Program Antibodies). Except as expressly provided for herein, nothing in this Agreement grants either Party any right, title or interest in and to the intellectual property rights of the other Party (either expressly or by implication or estoppel). Except as expressly provided for in this Section 2.6 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Patent Rights or Know-How, either expressly or by implication, estoppel or otherwise.
2.7    Non-Exclusive License to Sanofi. Regeneron hereby grants Sanofi and its Affiliates a perpetual, worldwide, non-exclusive, non-transferable, royalty-free license, without the right to sublicense, under Regeneron Intellectual Property discovered directly in connection with the performance of the IO Discovery Program claiming (i) an IO Discovery Program Target Profile, or (ii) methods of use related to the inhibition or use of such IO Discovery Program Target Profile for use by Sanofi and its Affiliates in connection with the manufacture, use, sale, offer to sell, and import of small molecule drug and diagnostic products (other than diagnostics intended for use as companion diagnostics with any IO Antibody).

2.8    Invention Assignment. All of the employees, officers and consultants of each Party who are supporting the performance of such Party’s obligations under this Agreement shall have executed agreements or have existing obligations under Law requiring, in the case of employees and officers, assignment to such Party of all inventions made during the course of and as the result of their association with such Party and, in the case of employees, officers and consultants, obligating the individual to maintain as confidential such Party’s Confidential Information which such Party may receive, to the extent required to support such Party’s obligations under this Agreement.
2.9    Combination Therapy.
(a)    General. The IOSC shall discuss whether to include in the IO Discovery Program the development of IO Discovery Program Antibodies for use with Other Products (each, a “Combination Therapy”), including Other Proprietary Products and Other Products that are owned or controlled by a Third Party or that are in the public domain. Subject to this Section 2.9 and Section 2.5, each Party shall have the right to propose to the IOSC Other Products for co-development with IO Discovery Program Antibodies under the IO Discovery Program.
(b)    Combination Therapies with Other Proprietary Products. No development of a Combination Therapy of an IO Discovery Program Antibody with an Other Proprietary Product may be pursued as part of the IO Discovery Program without [***]; provided that [***]. With respect to a Combination Therapy of an IO Discovery Program Antibody with an IO Licensed Product, [***]. The Parties acknowledge and agree that [***]. The “Controlling Party” with respect to an Other Proprietary Product shall be determined as follows: (A) if such product is an IO Licensed Product under the IO License and Collaboration Agreement, the [***] shall be the Controlling Party (subject to the terms of the IO License and Collaboration Agreement), (B) if such product is an Existing Collaboration Product, then [***] shall be the Controlling Party ([***]), and (C) if such Other Proprietary Product is an Ex-Collaboration Product, the [***] shall be the Controlling Party. For clarity, references hereunder to the Party that is or is not the Controlling Party (including to the non-Controlling Party) with respect to an Other Proprietary Product shall refer to [***].
(i)    Combination Therapies with IO Licensed Products. If the Parties agree to the development of a Combination Therapy of an IO Discovery Program Antibody with an IO Licensed Product, the development of such Combination Therapy shall be conducted [***], and [***] percent ([***]%) of the costs and expenses associated with developing such IO Licensed Product in combination with the proposed IO Discovery Program Antibody, including ([***]%) of Manufacturing Costs for clinical supply thereof, shall be [***]; provided, that [***]. If Sanofi proposes to conduct a clinical trial to develop a Combination Therapy of an IO Discovery Program Antibody with an IO Licensed Product and [***], Sanofi shall have the right to propose to conduct a clinical trial of such Combination Therapy as a Sanofi Funded Trial pursuant to Section 2.2(c) (which clinical trial, for clarity, shall constitute a Sanofi Proposed Combination Trial).

(ii)    Combination Therapies with Existing Collaboration Products.
(A)    If the Parties agree to the development of a Combination Therapy of an IO Discovery Program Antibody with an Existing Collaboration Product, unless otherwise agreed by the Parties, the development of such Combination Therapy shall be conducted [***]. Unless the Parties otherwise agree, [***] percent ([***]%) of the costs and expenses associated with developing the proposed Existing Collaboration Product in combination with the proposed IO Discovery Program Antibody, including the cost of clinical supply of the Existing Collaboration Product, which shall be provided by the Controlling Party to the developing party pursuant to the terms of the applicable Existing Agreement at Manufacturing Cost, shall be [***] and [***] percent ([***]%) of such costs and expenses shall be [***].
(B)    If the [***], the [***] shall have the right, subject to the terms and conditions of the applicable Existing Agreement(s), to [***].
(C)    If [***], [***] shall have the right, notwithstanding anything to the contrary in the Existing Agreement(s), [***].
(D)    For clarity, nothing in this Section 2.9(b) is intended or shall be construed to limit Regeneron’s right to develop Combination Therapies with Other Products that are not Other Proprietary Products, which shall be governed by Section 2.9(c).
(iii)    Combination Therapies with Ex-Collaboration Products. If the Parties agree to the development of a Combination Therapy of an IO Discovery Program Antibody with an Ex-Collaboration Product (including with respect to Regeneron, the Terminated IO Discovery Program Antibodies), unless otherwise agreed by the Parties, the development of such Combination Therapy shall be conducted [***], and [***] shall be responsible for [***] percent ([***]%) of the costs and expenses [***] associated with developing the proposed Ex-Collaboration Product in combination with the proposed IO Discovery Program Antibody, including the cost of clinical supply, which shall be [***]. Without limitation to the obligations of either Party under Section 2.5, if the [***], the [***] shall be free to [***].
(c)    Combination Therapies with Third Party Other Products. With respect to any Combination Therapy of an IO Discovery Program Antibody that does not involve an Other Proprietary Product (e.g., an Other Product owned or controlled by a Third Party or that is in the public domain), the applicable IO Antibody in such Combination Therapy shall be treated as [***], and the development of such Combination Therapy shall be conducted [***] under the IO Discovery Program, and [***] percent ([***]%) of the costs and expenses associated with developing such Combination Therapy, including ([***]%) of Manufacturing Costs for clinical supply thereof, shall be [***]; provided, that [***]. If Sanofi proposes to conduct a clinical trial to develop a Combination Therapy of an IO Discovery Program Antibody that does not involve an Other Proprietary Product and [***], Sanofi shall have the right to propose to conduct a clinical trial of such Combination Therapy as a Sanofi Funded

Trial pursuant to Section 2.2(c) (which clinical trial, for clarity, shall constitute a Sanofi Proposed Combination Trial).
(d)    Without Limitation to Exclusivity. Except as expressly provided in this Section 2.9, nothing in this Section 2.9 is intended or shall be construed to modify the rights and obligations of the Parties under Section 2.5. For clarity, subject to the restrictions set forth in Section 2.5, nothing in this Section 2.9 shall prevent Sanofi from combining outside of this Agreement and the IO License and Collaboration Agreement its Ex-Collaboration Products with Competing Third Party Products.
2.10    Third Party Licenses. The Parties acknowledge that, during the Term, one (1) or more licenses from one (1) or more Third Parties [***]. In such an event, the following provisions shall apply:
(a)    License by Regeneron. Regeneron shall determine, in its sole discretion, whether to, and shall have the right to, obtain and maintain any Third Party licenses to any Patent Rights relating to [***], including research necessary for [***]; provided, that Regeneron shall consult with Sanofi with respect thereto and shall consider in good faith Sanofi’s comments in connection therewith.
(b)    License by Sanofi. In the event that Regeneron [***] or the Parties decide that [***], Sanofi shall have the right to obtain and maintain such Third Party licenses.
(c)    Payment. If, as a result of either Party obtaining and maintaining such Third Party licenses, [***], such payments shall be [***] and shall not be [***] or [***].

ARTICLE 3
INFORMATION EXCHANGE AND UPDATES
3.1    Immuno-Oncology Steering Committee.
(a)    Formation, Composition and Membership. The Parties will establish an Immuno-Oncology Steering Committee, or IOSC, which shall consist of at least three (3) senior representatives appointed by each of Regeneron and Sanofi having, in each case, the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the IOSC. The IOSC established under this Agreement may have the same members as the IOSC established under the IO License and Collaboration Agreement, and such members may meet to simultaneously discuss matters within the jurisdiction of the IOSC under this Agreement and the IOSC under the IO License and Collaboration Agreement, respectively. Each Party may replace its IOSC members upon written notice to the other Party; provided, that (i) such replacement has comparable standing and authority within that Party’s organization as the person he or she is replacing (or is otherwise reasonably acceptable to the other Party) and (ii) unless otherwise agreed by the Parties, at all times, one of Sanofi’s representatives on the IOSC must be Sanofi’s President of Research and Development, or equivalent senior-most executive responsible for research and development, and one of Regeneron’s representatives on the IOSC must be Regeneron’s President of Research and Development, or equivalent senior-most executive responsible for research and development. The IOSC will have two (2) co-chairpersons, one designated by each of Regeneron and Sanofi.
(b)    Meetings of the IOSC. The IOSC shall meet at least once every calendar quarter, unless the IOSC co-chairpersons otherwise agree in writing. All IOSC meetings may be conducted by telephone, video-conference or in person as determined by the IOSC co-chairpersons; provided, that the IOSC shall meet in person at least once each calendar year, unless the Parties mutually agree to meet by alternative means. Unless otherwise agreed by the Parties, all in-person meetings for IOSC shall be held on an alternating basis between Regeneron’s facilities and Sanofi’s facilities. Further, in addition to the regularly scheduled quarterly meetings, the IOSC shall meet upon the reasonable request of either Party’s co-chairperson. The co-chairpersons, with the assistance of the Alliance Managers, shall coordinate activities to prepare and circulate an agenda in advance of each meeting and prepare and issue draft minutes of each meeting within fourteen (14) days thereafter and final minutes within thirty (30) days thereafter. With the consent of the Parties (not to be unreasonably withheld, conditioned or delayed), a reasonable number of other representatives of a Party may attend any IOSC meeting as non-voting observers (provided, that such additional representatives are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party that are at least as stringent as those set forth in ARTICLE 9). Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in IOSC meetings.

(c)    Duties. The IOSC shall:
(i)    review and discuss the IO Discovery Program, including any POC Development Plan;
(ii)    in accordance with Section 2.2(c), review and discuss each Sanofi Funded Trial Plan for each Sanofi Funded Trial that is conducted under the IO Discovery Program;
(iii)    review and discuss whether to develop IO Discovery Program Antibodies as Combination Therapies, including for use with Other Products (including Other Proprietary Products);
(iv)    review and discuss whether to continue any POC Development for a Product Candidate Family under this Agreement after the date that Regeneron receives an Opt-In Notice from Sanofi for such Product Candidate Family;
(v)    review and discuss proposed endpoints for clinical trials conducted under the IO Discovery Program for an IO Discovery Program Antibody;
(vi)    review and discuss any draft Post-POC Development Plan proposed by Regeneron under Section 5.2(b);
(vii)    review and discuss Sanofi’s suggestions for the IO Discovery Program, including proposals from Sanofi to conduct Sanofi Funded Trials;
(viii)    attempt in good faith to resolve any Post-POC Plan Disputes referred to the IOSC pursuant to Section 5.2(f);
(ix)    consider and act upon such other matters as specified in this Agreement or as otherwise agreed to by the Parties; and
(x)    make any such decisions as are expressly allocated to the IOSC under this Agreement.
(d)    Decision Making. The IOSC shall review and discuss the matters before it in good faith such that the perspectives of each Party’s representatives on the IOSC are given due consideration; provided, that, except as otherwise expressly set forth in this Agreement, (i) Sanofi’s chairperson of the IOSC (or his or her designee) shall have the right to make the final decision on any matter relating to [***], and (ii) Regeneron’s chairperson of the IOSC (or his or her designee) shall have the right, consistent with Regeneron’s obligations hereunder, to make the final decision on any other matter properly before the IOSC in accordance with this Agreement. For clarity, Regeneron’s final decision-making authority shall not extend to any Arbitrable Matter or Expert Panel Dispute.
3.2    Alliance Management. Each of Sanofi and Regeneron shall appoint a senior representative who possesses a general understanding of research, clinical, and regulatory issues to act as its Alliance Manager (“Alliance Manager”). Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties. Each Alliance Manager will also be responsible for providing single-point communication for responding to reasonable information requests between quarterly IOSC meetings and seeking consensus both internally within the respective Party’s organization and with the other Party’s organization, including facilitating review of external corporate communications.
3.3    Obligations of the Parties and their Affiliates. The Parties shall cause their respective designees on the IOSC to take the actions and make the decisions provided herein to be taken and made by such respective designees in the manner and within the applicable time periods provided herein.
3.4    Exchange of Information.
(a)    Each of Regeneron and, to the extent Sanofi conducts any Sanofi Funded Trials pursuant to Section 2.2(c), Sanofi, will provide regular and fulsome updates to the other Party, through the IOSC, concerning the progress of the IO Discovery Program, including to promptly notify the other Party of (a) any material correspondence with a Governmental Authority, (b) any submission to the FDA [***] and any decision of the FDA [***] and (c) any KRMs with respect to any clinical trials conducted by such Party under such Plan.
(b)    Without limiting the foregoing, each Party will provide to the other Party’s representatives on the IOSC a written report (in electronic form) summarizing the material activities undertaken and any material information with respect to each IO Discovery Program Antibody and IO Discovery Program Target Profile then being developed under a Plan, including (x) any of the information set forth in clauses (a), (b) or (c) and Schedule 5, to the extent not previously provided to the IOSC, (y) updates to the POC Development Plan, if any, and (z) a summary of the results achieved by such Party under the IO Discovery Program, and each Party will use its Commercially Reasonable Efforts to provide such written report at least ten (10) days prior to each regular quarterly meeting of the IOSC during the Term or within ten (10) days from the end of the calendar quarter if the IOSC co-chairpersons have agreed in writing that there would be no IOSC meeting on that calendar quarter.
(c)    Together with the written reports in clause (b) above, Regeneron shall deliver electronically to Sanofi a written report setting forth in reasonable detail the Program Costs incurred by Regeneron or any of its Affiliates in such calendar quarter with respect to each Bi-Specific Program against the Program Costs Cap applicable to such Bi-Specific Program, which report shall be for informational purposes only.

ARTICLE 4
PAYMENTS
4.1    Payment to Regeneron.
(a)    Sanofi shall pay to Regeneron a non-refundable, non-creditable amount of Four Hundred Sixty One Million, Nine Hundred Twelve Thousand, One Hundred and Six Dollars and Twenty-Seven Cents ($461,912,106.27) (the “Payment”) as consideration for (x) the termination of the Original Agreement as provided in Section 2.1(a) (“Termination Fee”), (y) the prepayment for focusing the performance of the IO Discovery Program on the IO Discovery Program Antibodies (“Pre-Payment”) and (z) Terminated IO Discovery Program Costs incurred by Regeneron under the Terminated IO Discovery Program from October 1, 2018 through December 31, 2018, which clause (z) shall be considered as an “IO Reimbursement Payment” under the Original Agreement for the purposes of Section 2.1(a)(iii) of this Agreement.
(b)    Such Payment shall be made within ten (10) Business Days of Sanofi’s receipt of invoices from Regeneron (which invoice may be delivered electronically) following the A&R Agreement Effective Date.
(c)    The Parties acknowledge that the Program Costs are research and development expenses, as defined in the U.S. Internal Revenue Code Section 41, and agree that any and all credits or deductions to which either Party may be entitled on account of such Program Costs shall be allocated to Sanofi.
(d)    MUC16xCD3 Program Costs Cap.
(i)    With respect to the MUC16xCD3 Program, if during a calendar quarter, (A) either Regeneron determines that it is likely that the Program Costs with respect to the MUC16xCD3 Program will reach Fifty Million Dollars ($50,000,000) in the following calendar quarter or the Program Costs with respect to the MUC16xCD3 Program reach Fifty Million Dollars ($50,000,000) in such calendar quarter, (B) in Regeneron’s reasonable determination, POC will not be achieved for a MUC16xCD3 Program Antibody prior to the Program Costs with respect to the MUC16xCD3 Program reaching Fifty Million Dollars ($50,000,000), and (C) no MUC16xCD3 Program Antibody has received FDA Breakthrough Therapy Designation, then Regeneron shall provide written notice thereof to Sanofi (a “Costs Cap Notice”), and Sanofi shall have the option to increase the MUC16xCD3 Program Costs Cap to Seventy Million Dollars ($70,000,000) (“Costs Cap Increase Option”) by making a non-refundable, non-creditable payment to Regeneron of Twenty Million Dollars ($20,000,000) (the “Costs Cap Increase Option Payment”) in accordance with this Section 4.1(d). In the event that Sanofi desires data and information regarding the MUC16xCD3 Program in order to determine whether to exercise the Costs Cap Increase Option, Sanofi shall request such data and information within ten (10) Business Days after Sanofi’s receipt of the Costs Cap Notice. Within fifteen (15) days of Regeneron’s receipt of such request from Sanofi, Regeneron shall provide to Sanofi the data and information described in clauses (A), (B) and (C) of

Section 5.2(a) with respect to the MUC16xCD3 Program. If Sanofi desires to exercise the Costs Cap Increase Option, Sanofi shall provide Regeneron written notice of such exercise within fifteen (15) days of Sanofi’s receipt of such data and information (or if Sanofi does not make any such request, within thirty seven (37) days after Sanofi’s receipt of the Costs Cap Notice), which notice shall be accompanied by the Costs Cap Increase Option Payment. If Sanofi does not timely exercise the Costs Cap Increase Option (including by timely paying the Costs Cap Increase Option Payment), then Sanofi shall no longer be entitled to exercise the Costs Cap Increase Option.
(ii)    If Sanofi exercises the Costs Cap Increase Option and pays the Costs Cap Increase Option Payment, the MUC16xCD3 Program Costs Cap shall thereafter equal Seventy Million Dollars ($70,000,000) and if Sanofi does not exercise the Costs Cap Increase Option or fails to pay the Costs Cap Increase Option Payment, the MUC16xCD3 Program Costs Cap shall remain Fifty Million Dollars ($50,000,000). For clarity, the Costs-Cap Opt-In Trigger with respect to the MUC16xCD3 Program under Section 5.2(a)(y) shall occur either (A) if Sanofi timely exercises the Costs Cap Increase Option and pays the Costs Cap Increase Option Payment, the date upon which Program Costs with respect to the MUC16xCD3 Program equal Seventy Million Dollars ($70,000,000) or (B) if Sanofi does not timely exercise the Costs Cap Increase Option or does not pay the Costs Cap Increase Option Payment, the date upon which Program Costs with respect to the MUC16xCD3 Program equal Fifty Million Dollars ($50,000,000).
(iii)    Nothing in this Section 4.1 is intended or shall be construed to require Regeneron to incur Program Costs for the MUC16xCD3 Program in excess of Fifty Million Dollars ($50,000,000) if Sanofi does not timely exercise the Costs Cap Increase Option or fails to timely pay the Costs Cap Increase Option Payment.
4.2    IO Development Balance.
(a)    Fifty percent (50%) of the total Program Costs attributable to clinical development (i.e., in connection with the conduct of clinical trials, including clinical supply therefor, but excluding, e.g., toxicology, process development, and formulation development) of IO Discovery Program Antibodies under the IO Discovery Program shall be added to the IO Development Balance under the IO License and Collaboration Agreement. For clarity, no costs and expenses of a Sanofi Funded Trial conducted pursuant to Section 2.2(c) shall be added to the IO Development Balance except as provided in Section 4.2(b).
(b)    If and only if [***], then [***] percent ([***]%) of the Sanofi Funded Trial Costs incurred directly in connection with the conduct of such Sanofi Funded Trial in accordance with the Sanofi Funded Trial Plan shall be added to the IO Development Balance under the IO License and Collaboration Agreement.

4.3    Royalty Payments for IO Royalty Products. If Regeneron or its Affiliate or licensee successfully develops and commercializes an IO Royalty Product, then Regeneron shall pay to Sanofi, within sixty (60) days following the end of each calendar quarter during the applicable Royalty Term, a royalty payment of [***] percent ([***]%) on the aggregate Net Sales of such IO Royalty Product. Notwithstanding anything to the contrary in this Agreement or any Ancillary Collaboration Agreement, Regeneron shall not owe any royalty payment to Sanofi under any Ancillary Collaboration Agreement with respect to any product that is an IO Royalty Product (including any Refused Candidate) under this Agreement. For clarity, Regeneron shall not owe any royalty payment to Sanofi under this Agreement with respect to any product that is a Licensed Product under the Existing License and Collaboration Agreement or an IO Licensed Product under the IO License and Collaboration Agreement. In the event that any license fees, milestones or royalties would become payable to any Third Party pursuant to any Sanofi Intellectual Property licensed to Sanofi and sublicensed to Regeneron and its Affiliates pursuant to Section 2.6 as a result of the development, manufacture, sale, offer for sale, commercialization or use of any IO Royalty Product by Regeneron or its Affiliate or licensee then Sanofi shall provide written notice to Regeneron specifying any license fees, milestones or royalties that Sanofi is required to pay to a Third Party that are specifically tied and reasonably allocable to such IO Royalty Product no later than thirty (30) days after the date on which a product first becomes an IO Royalty Product hereunder (or, if such license or sublicense is entered into by Sanofi after such product becomes an IO Royalty Product, then within thirty (30) days after Sanofi first enters into such license), and such payments shall [***]; provided that with respect to any Sanofi Intellectual Property contained in any such sub-license, Regeneron shall have the right, exercisable in Regeneron’s sole discretion upon written notice to Sanofi, to exclude such Sanofi Intellectual Property from the license granted to Regeneron in Section 2.6 with respect to any IO Royalty Product or all IO Royalty Products, and Sanofi shall not [***].
4.4    Royalty Term and Reporting. The royalties payable by Regeneron under Section 4.3 shall each be paid for the period of time, as determined on an IO Royalty Product-by-IO Royalty Product and country-by-country basis, commencing on the first commercial sale of a given IO Royalty Product in a given country and ending on the later to occur of (a) [***] or (b) [***] (the “Royalty Term”). During the applicable Royalty Term, Regeneron shall deliver to Sanofi with each royalty payment a report detailing in reasonable detail the information necessary to calculate the royalty payments due under this Agreement for such calendar quarter, including the following information, specified on an IO Royalty Product-by-IO Royalty Product and country-by-country basis: (i) total gross invoiced amount from sales of each IO Royalty Product by Regeneron, its Affiliates and sublicensees; (ii) all relevant deductions from gross invoiced amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable.
4.5    Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in Dollars. In those cases where the amount due in Dollars is calculated based upon one or more currencies other than Dollars, such amounts shall be converted to Dollars using the average of the buying and selling exchange rate for conversion of the applicable foreign currency into Dollars, using the spot rates (the “Mid Price Close” found on Thomson Reuters Eikon, or any other source as agreed to by the Parties) from the last Business Day of the month of the period to which the payment relates.

4.6    Late Payments. The Parties agree that, unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, amounts due by one Party to the other shall be payable to a bank account, details of which are to be communicated by the receiving Party. Unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, all payments under this Agreement shall earn interest, to the extent permitted by applicable Law, from the date due until paid at a rate equal to one month London Inter-Bank Offering Rate (LIBOR) U.S. Dollars, as quoted on Thomson Reuters Eikon (or any other source as agreed to by the Parties) effective for the date on which the payment was due, [***] (such sum being referred to as the “Default Interest Rate”).
4.7    Right to Offset Payments. Subject to Section 4.8, each Party shall have the right to offset any amount owed by the other Party to such first Party under or in connection with this Agreement [***], including pursuant to this ARTICLE 4 or in connection with any breach, against any payments owed by such first Party to such other Party under this Agreement; provided, however, that no such offset shall be permitted to the extent and for so long as such other Party is contesting in good faith its obligation to make any such payment to such first Party under the applicable dispute resolution procedures of this Agreement [***]. Such offsets shall be in addition to any other rights or remedies available under this Agreement and applicable Law.
4.8    Taxes. Any withholding or other taxes that either Party or its Affiliates is required by Law to withhold or pay on behalf of the other Party with respect to any payments to such other Party hereunder shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to the other Party; provided, that the withholding Party shall furnish the other Party with proper evidence, including any self-reporting documentation, of the taxes so paid. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable).
4.9    Invoices and Documentation. The Parties shall approve the form of any invoices or necessary documentation relating to any payments hereunder. All payments otherwise due and owing under this Agreement shall be supported by, and, if any such payment is due hereunder within a specified time period, such specified time period shall not start running until receipt by the owing Party of, an invoice delivered (whether electronically or physically) to the Party owing such amount, except as provided in Section 4.1.

ARTICLE 5
OPT-IN RIGHTS
5.1    Opt-In Rights Generally. Sanofi shall have the Opt-In Rights described in this ARTICLE 5. Subject to each Party’s rights under Section 2.5 and the other terms of this Agreement, while the Opt-In Rights are in effect with respect to an IO Discovery Program Antibody, except as provided in Section 5.5, Regeneron will not grant to any Third Party rights to such an IO Discovery Program Antibody that would preclude or restrict Sanofi from exercising its Opt-In Rights hereunder with respect to the Product Candidate Family of which the IO Discovery Program Antibody is a member. The Opt-In Rights will expire, and Sanofi will no longer have any rights or licenses to any IO Discovery Program Antibodies (or any other IO Discovery Program Antibodies that target the same IO Target Profile as such IO Discovery Program Antibody) under this Agreement upon the expiration of the Opt-In Period with respect thereto. For the avoidance of doubt, Sanofi may only exercise its Opt-In Rights with respect to an IO Discovery Program Antibody during the applicable Opt-In Period(s) therefor as specified in Section 5.2, and after expiry of any Opt-In Period(s) (if Sanofi has not timely exercised its Opt-In Rights therefor under Section 5.2, such IO Discovery Program Antibody shall become a Refused Candidate and Sanofi shall have no further Opt-In Rights or other rights with respect to such IO Discovery Program Antibody.
5.2    Opt-In Period.
(a)    Initial Opt-In Report. With respect to each IO Discovery Program Antibody, as soon as reasonably practicable following [***] (any such IO Discovery Program Antibody [***], a “Product Candidate Family”), Regeneron will provide Sanofi with a written report (the “Initial Opt-In Report”) containing (with respect to the MUC16xCD3 Program, to the extent not already provided pursuant to Section 4.1(d)(i)), (A) to the extent in Regeneron’s possession and control or in Regeneron’s control and accessible by Regeneron consistent with Regeneron’s regular business practices, the information and other data set forth on Schedule 6 with respect to each member of such Product Candidate Family that is or has been the subject of pre-clinical development under or in connection with the IO Discovery Program (for all Indications, [***]) and the IO Target Profile that it targets, whether obtained or generated in the IO Discovery Program or otherwise under this Agreement or under the mAb Discovery Agreement, (B) a reasonably detailed outline of Regeneron’s initial proposal with respect to the plan and yearly detailed budget for the planned development activities for each member of such Product Candidate Family through the completion of Phase III Clinical Trials to support an initial filing for Marketing Approval for such Product Candidate Family (the “Post-POC Development Plan”), as well as a separate itemization of any planned development activities and related budget(s) for [***] and (C) for any preclinical or clinical data provided pursuant to (A) that relates to [***], specification of whether such data was obtained or generated under the IO Discovery Program or any Ancillary Collaboration Agreement. The Initial Opt-In Report shall include [***]. Regeneron shall also provide a draft of the Post-POC Development Plan for a Product Candidate Family at least [***] prior to the date on which Regeneron anticipates [***] (taking into account the information then available to Regeneron) with respect to such Product Candidate Family.

(b)    Initial Opt-In Period. Sanofi has the right to exercise its Opt-In Rights with respect to a Product Candidate Family by delivering to Regeneron an Opt-In Notice during the [***] period following Sanofi’s receipt of the Initial Opt-In Report for such Product Candidate Family (such period, as it may be extended as provided in this Section 5.2(b), the “Initial Opt-In Period”). During the Initial Opt-In Period, Regeneron shall also promptly provide, if, as and when available, Sanofi with all material new information of the type required to be set forth in the Initial Opt-In Report regarding each member of the Product Candidate Family, and any other material information regarding each member of the Product Candidate Family that Sanofi reasonably requests to the extent in Regeneron’s possession and control or in Regeneron’s control and accessible by Regeneron consistent with Regeneron’s regular business practices. Sanofi shall have also the right to review and discuss with Regeneron each Post-POC Development Plan during the Initial Opt-In Period, and Regeneron shall consider in good faith any such comments or additional actions suggested by Sanofi relating thereto. If Sanofi receives material information regarding a member of the Product Candidate Family or the Post-POC Development Plan on or after the date that is [***] and Sanofi shall be permitted to deliver an Opt-In Notice [***]. Notwithstanding the foregoing, Sanofi’s right to exercise its Opt-In Rights pursuant to this Section 5.2(b) with respect to BCMAxCD3 Program Antibodies shall be limited to IO Indications.
(c)    Deferred Opt-In Period. If [***], then Sanofi may, at its option (exercisable upon delivery of written notice to Regeneron within [***] days after receipt of such Initial Opt-In Report (a “Deferral Notice”)), elect to defer its Opt-In Rights with respect to such Product Candidate Family to a point in time when there are more Evaluable Subjects, but in no event later than the earlier of the point in time when [***] and the occurrence of the Costs Cap Opt-In Trigger. If Sanofi provides Regeneron with a Deferral Notice, as soon as reasonably practicable following the (i) the point in time when [***], Regeneron will provide Sanofi with an updated written report (a “Deferred Opt-In Report”) containing any additional information of the type required to be set forth in the Initial Opt-In Report for each member of the applicable Product Candidate Family that has become available to Regeneron since the delivery of such Initial Opt-In Report (including, if available, any KRMs and individual patient data). Following a Deferral Notice, Sanofi shall have the right to exercise its Opt-In Rights with respect to the applicable member(s) of such Product Candidate Family by delivering to Regeneron an Opt-In Notice during the [***] period following Sanofi’s receipt of the Deferred Opt-In Report for such member(s) of the Product Candidate Family (such period, as it may be extended as provided in this Section 5.2(c), the “Deferred Opt-In Period”). During the Deferred Opt-In Period, Regeneron shall also promptly provide, if, as and when available, Sanofi with all new material information of the type required to be set forth in the Initial Opt-In Report regarding the applicable member(s) of such Product Candidate Family, and any other material information regarding the applicable member(s) of such Product Candidate Family that Sanofi reasonably requests to the extent in Regeneron’s possession and control or in Regeneron’s control and accessible by Regeneron consistent with Regeneron’s regular business practices; provided that in no event will Regeneron be required to incur any costs and expenses with respect to a Bi-Specific Program in excess of the Program Costs Cap applicable to such Bi-Specific Program. If Sanofi receives material information regarding a member of the applicable Product Candidate Family on or after the date that is [***] and Sanofi shall be permitted to deliver an Opt-In Notice [***]. For clarity, Sanofi may not elect to defer its Opt-In Rights pursuant to this Section 5.2(c) if [***]. Notwithstanding the foregoing, Sanofi’s right to exercise its Opt-In Rights pursuant to this Section 5.2(c) with respect to BCMAxCD3 Program Antibodies shall be limited to IO Indications.
(d)    FDA Breakthrough Therapy Designation. If an FDA Breakthrough Therapy Designation is received in respect of an IO Discovery Program Antibody (but in the case of a BCMAxCD3 Program Antibody, solely in an IO Indication), then such IO Discovery Program Antibody and any other IO Discovery Program Antibodies targeting the same IO Target Profile shall be deemed to be a Product Candidate Family irrespective of whether such IO Discovery Program Antibody has met the requirements to create a Product Candidate Family as set forth in Section 5.2(a). Following receipt of FDA Breakthrough Designation for a member of a Product Candidate Family, if (i) Regeneron has not provided an Initial Opt-In Report for such Product Candidate Family or (ii) Regeneron has provided an Initial Opt-In Report for a POC Opt-In Trigger, Sanofi has timely provided Regeneron with a Deferral Notice, and Regeneron has not provided a Deferred Opt-In Report with respect to such Product Candidate Family, then in either case ((i) or (ii)) Regeneron shall have the right to provide Sanofi with a written report (a “Breakthrough Opt-In Report”) containing all information of the type that would be required to be set forth in (x) an Initial Opt-In Report for such Product Candidate Family, if Regeneron has not previously provided to Sanofi an Initial Opt-In Report in respect of such Product Candidate Family pursuant to Section 5.2(a), or (y) a Deferred Opt-In Report for such Product Candidate Family, if Regeneron has previously provided to Sanofi an Initial Opt-In Report for a POC Opt-In Trigger in respect of such Product Candidate Family pursuant to Section 5.2(a). Sanofi has the right to exercise its Opt-In Rights with respect to such Product Candidate Family (but in the case of a BCMAxCD3 Program Antibody, solely with respect to IO Indications) by delivering to Regeneron an Opt-In Notice during the period following Sanofi’s receipt of the Breakthrough Opt-In Report for such Product Candidate Family and ending on the earlier to occur of (A) the end of the [***] period following Sanofi’s receipt of the Breakthrough Opt-In Report, and (B) if Regeneron has provided to Sanofi a Deferred Opt-In Report in respect of such Product Candidate Family pursuant to Section 5.2(c), the end of the Deferred Opt-In Period (such period, as it may be extended as provided in this Section 5.2(d), the “Breakthrough Opt-In Period”). During the Breakthrough Opt-In Period, Regeneron shall also promptly provide, if, as and when available, Sanofi with all new material information of the type required to be set forth in the Initial Opt-In Report regarding each member of the applicable Product Candidate Family, and any other material information regarding each member of the applicable Product Candidate Family that Sanofi reasonably requests to the extent in Regeneron’s possession and control or in Regeneron’s control and accessible by Regeneron consistent with Regeneron’s regular business practices. If Sanofi receives material information regarding the applicable Product Candidate Family on or after the date that is ten (10) Business Days prior to the expiration of the Breakthrough Opt-In Period, the Breakthrough Opt-In Period shall be extended by an additional ten (10) Business Days following the expiration of the original Breakthrough Opt-In Period and Sanofi shall be permitted to deliver an Opt-In Notice during such extension. Notwithstanding anything to the contrary in Section 5.2, if Sanofi does not exercise its Opt-In Rights with respect to such Product Candidate Family within the Breakthrough Opt-In Period, Sanofi shall be deemed to have provided an Opt-Out (as defined below) with respect to such Product Candidate Family, and such Product Candidate Family shall immediately become a Refused Candidate pursuant to Section 5.3. For clarity, this Section 5.2(d) shall not apply if the Costs Cap Opt-In Trigger has occurred. Notwithstanding the foregoing, Sanofi’s right to exercise its Opt-In Rights pursuant to this Section 5.2(d) with respect to BCMAxCD3 Program Antibodies shall be limited to IO Indications.
(e)    Effect of Exercise of Sanofi’s Opt-In Rights with respect to Product Candidate Families. If Sanofi properly exercises its Opt-In Rights with respect to a Product Candidate Family by delivering an Opt-In Notice during the Initial Opt-In Period (or the Deferred Opt-In Period or Breakthrough Opt-In Period, if and as applicable) therefor in accordance with Section 5.2(b), Section 5.2(c), or Section 5.2(d), then all members of such Product Candidate Family shall, from and after the first day of the month in which Sanofi’s delivers such Opt-In Notice for such Product Candidate Family, as applicable, be deemed IO Licensed Products under the IO License and Collaboration Agreement (i) with respect to BCMAxCD3 Program Antibodies, all IO Indications and (ii) with respect to MUC16xCD3 Program Antibodies, for all Indications, including any Non-IO Indications. For clarity, in the event that Sanofi exercises its Opt-In Rights by delivering an Opt-In Notice during the Initial Opt-In Period, Deferred Opt-In Period, or Breakthrough Opt-In Period, if and as applicable, therefor, all costs and expenses incurred by Regeneron with respect to such Product Candidate Family following the delivery of the Initial Opt-In Report or, if earlier, the delivery of the Breakthrough Opt-In Report, and prior to first day of the month in which Sanofi delivers such Opt-In Notice shall be borne by Regeneron (provided, that Regeneron shall not be required to incur Program Costs with respect to a Bi-Specific Program in excess of the Program Costs Cap applicable to such Bi-Specific Program), as applicable, and all costs and expenses incurred after such first day shall be treated as Development Costs under the IO License and Collaboration Agreement; provided that Regeneron may continue to incur costs in respect of such Product Candidate Family after receipt of Sanofi’s Opt-In Notice solely to the extent provided by Section 5.5 and, with respect to a Product Candidate Family that is a BCMAxCD3 Antibody, Section 5.7. For clarity, if Sanofi Opts-Out with respect to any Product Candidate Family developed under the IO Discovery Program, Regeneron shall have the right to develop and commercialize each member of such Product Candidate Family as Refused Candidates pursuant and subject to Section 2.5(d) and Section 5.3(b). With respect to any BCMAxCD3 Program Antibody that becomes an IO Licensed Product for IO Indications pursuant this Section 5.2(e), the Parties shall execute additional amendments to the IO License and Collaboration Agreement as the Parties determine in good faith, including to reflect the Indications licensed to Sanofi thereunder as set forth above.
(f)    Agreements with respect to Post-POC Principal Party. The Parties agree that upon Sanofi’s exercise of its Opt-In Rights (i) with respect to the Product Candidate Family resulting from the BCMAxCD3 Program in IO Indications, Sanofi shall be the Post-POC Principal Party in IO Indications and (ii) with respect to the Product Candidate Family resulting from the MUC16xCD3 Program, Regeneron shall be the Post-POC Principal Party in all Indications, subject to and in accordance with the terms and conditions of the IO

License and Collaboration Agreement, applied, with respect to clause (i), mutatis mutandis with respect to the preparation, discussion and approval of the Post-POC Development Plan through the Joint Development Committee and IOSC.
(g)    Post-POC Plan Disputes.
(i)    If Sanofi would be the Post-POC Principal Party with respect to a Product Candidate Family for which Regeneron delivers an Initial Opt‑In Report pursuant to Section 5.2(a), and Sanofi wishes to modify the Post-POC Development Plan contained in such Initial Opt-In Report, then Sanofi may [***].
(ii)    If Sanofi would be the Post-POC Principal Party with respect to a Product Candidate Family for which Regeneron delivers a Deferred Opt-In Report pursuant to Section 5.3(c), and Sanofi wishes to modify the Post-POC Development Plan contained in such Deferred Opt-In Report, then Sanofi may [***].
(iii)    If Sanofi would be the Post-POC Principal Party with respect to a Product Candidate Family for which Regeneron delivers a Breakthrough Opt-In Report pursuant to Section 5.3(d), and Sanofi wishes to modify the Post-POC Development Plan contained in such Breakthrough Opt-In Report, and (A) such Breakthrough Opt-In Report is delivered prior to the delivery of an Initial Opt-In Report with respect to such Product Candidate Family, or (B) such Breakthrough Opt-In Report is delivered after the delivery of an Initial Opt-In Report with respect to such Product Candidate Family and Sanofi has previously provided a Deferral Notice but Regeneron has not provided a Deferred Opt-In Report with respect to such Product Candidate Family, then, in either case ((A) or (B)), [***].
(iv)    Any matter submitted to the IOSC pursuant to and in accordance with Section 5.2(g)(i), Section 5.2(g)(ii), or Section 5.2(g)(iii) shall be referred to herein as a “Post-POC Plan Dispute”. In the event that the IOSC is not able to resolve a Post-POC Plan Dispute referred to it within [***] after such matter is first so referred, such Post-POC Plan Dispute shall be referred to the dispute resolution process set forth in Section 13.3 and the Parties shall use diligent and good faith efforts to cause the completion of any such dispute process as soon as reasonably practicable.
(v)    In the event that [***] at least [***] prior to the expiry of the Opt-In Period during which Sanofi [***] (the “Applicable Opt-In Period”), then such Applicable Opt-In Period shall be extended such that it expires [***]; provided, that if any Post-POC Plan Dispute is not fully resolved in accordance with Section 13.3 at least [***] prior to the expiration of such [***] period, and such failure or delay is caused by (1) any failure by Regeneron to appoint an individual to the Expert Panel pursuant to Section 13.3(b)(ii) within the time period specified therein, or to submit to the Expert Panel Regeneron’s proposed version of the Disputed Plan Components pursuant to Section 13.3(b)(vi) within the time period specified therein, or (2) any failure by the two individuals appointed to the Expert Panel by Regeneron and Sanofi to agree on an additional expert pursuant to Section 13.3(b)(iii) within the time period specified therein, then the Extended Opt-In Period shall be further extended by the number of days of delay beyond the time periods referenced in clauses (1) and (2) resulting from the failures identified therein; except in each case to the extent that any such failure or delay is attributable to any act or omission by Sanofi or its Affiliates. To the extent that the Expert Panel does not render a decision at least [***] prior to the expiration of the Extended Opt-In Period, and solely to the extent that such failure is not attributable to any act or omission by Sanofi or its Affiliates, then the Extended Opt-In Period shall be further extended by [***]. For clarity, the foregoing shall not limit the Parties obligations under Section 5.2(g)(iv) or Section 13.3(b).
(vi)    In the event that a Post-POC Plan Dispute with respect to a Product Candidate Family is not fully resolved within the last to expire of the Initial Opt-In Period, Deferred Opt-In Period, Breakthrough Opt-In Period, or Extended Opt-In Period, if and as applicable, therefor, and (A) Sanofi timely provides an Opt-In Notice for such Product Candidate Family, then such Product Candidate Family shall become an IO Licensed Product pursuant to Section 5.2(e) and the most recent Post-POC Development Plan provided by Regeneron in the latest Opt-In Report provided with respect to such Product Candidate Family shall be the Post-POC Development Plan for such Product Candidate Family under the IO License and Collaboration Agreement, or (B) Sanofi fails to timely provide an Opt-In Notice for such Product Candidate Family, then Sanofi shall be deemed to have provided an Opt-Out with respect to such Product Candidate Family and Section 5.3 shall apply.
5.3    Refused Candidates. If (v) Regeneron has provided an Initial Opt-In Report with respect to a Product Candidate Family and Sanofi fails to exercise its Opt-In Rights with respect to such Product Candidate Family during the Initial Opt-In Period (if any) therefor (or to provide a Deferral Notice within [***], or to provide a Post-POC Plan Dispute Notice within [***] after receipt of an Initial Opt-In Report therefor), (w) Sanofi has timely provided a Deferral Notice with respect to a Product Candidate Family but fails to exercise its Opt-In Rights during the Deferred Opt-In Period, or Extended Opt-In Period (if and as applicable) therefor, (x) Regeneron has provided a Breakthrough Opt-In Report with respect to a Product Candidate Family and Sanofi fails to exercise its Opt-In Rights within the Breakthrough Opt-In Period or Extended Opt-In Period (if and as applicable) therefor, or (y) if Sanofi notifies Regeneron in writing that it will not exercise its Opt-In Rights with respect to a Product Candidate Family during the Initial Opt-In Period (or the Deferred Opt-In Period, the Breakthrough Opt-In Period or the Extended Opt-In Period, if and as applicable) therefor (each such action or inaction described in clauses (v)-(y) (inclusive), an “Opt-Out”), then, in each such case, the following shall apply:
(a)    Refused Candidate. Sanofi’s Opt-In Rights shall expire with respect to such Product Candidate Family, and each member of such Product Candidate Family shall automatically become a “Refused Candidate” for purposes of this Agreement. Following such time as the members of a Product Candidate Family become Refused Candidates, Sanofi shall no longer have any rights to such Product Candidate Family under this Agreement or the IO License and Collaboration Agreement. For clarity, [***], Regeneron shall not owe any royalty or other payments to Sanofi under any Ancillary Collaboration Agreement with respect to any such Refused Candidate.
(b)    Regeneron Rights. Regeneron may (i) continue to develop, manufacture and commercialize (on its own or with one or more Third Parties) any Refused Candidate without restriction outside of this Agreement and any Ancillary Collaboration Agreement, and (ii) practice and use [***]. For clarity, subject to Section 2.9, Regeneron may continue to develop and commercialize such Refused Candidates for use with one (1) or more other IO Antibodies (including IO Antibodies controlled by Regeneron or its Affiliates or by other Persons).
(c)    Sanofi Rights and Obligations. Neither Sanofi nor its Affiliates, either directly, or with or through any Third Party, may develop or commercialize (i) any Refused Candidate or (ii) any IO Antibody that targets the same IO Target Profile as such Refused Candidate, until the [***]; provided, that if as a result of [***] such restriction shall not apply, and Sanofi and its Affiliates shall be free to develop [***].
5.4    Additional Development Prior to Opt-In. From and after Regeneron’s delivery to Sanofi of an Initial Opt-In Report, Deferred Opt-In Report or Breakthrough Opt-In Report with respect to a Product Candidate Family until Sanofi’s exercise of its Opt-In Rights (or an Opt-Out) with respect to such Product Candidate Family, [***]. After delivery of an Initial Opt-In Report or, if earlier, a Breakthrough Opt-In Report with respect to a Product Candidate Family, as applicable, to Sanofi and prior to Sanofi exercising its Opt-In Rights (or an Opt-Out) with respect to such Product Candidate Family as applicable:
(a)    Regeneron shall have the right to continue (or commence) any and all research and development activities that constitute POC Development (for the avoidance of doubt, other than Phase III Clinical Trials) with respect to the members of such Product Candidate Family, including with respect to [***]; and
(b)    Regeneron may, with the prior consent of Sanofi, conduct development activities with respect to the members of such Product Candidate Family that do not constitute POC Development but are reasonably intended to support or enable post-POC activities, including with respect to [***]; provided, that (i) if Sanofi Opts-In with respect to a Product Candidate Family, the costs and expenses incurred by Regeneron and its Affiliates in accordance with this Section 5.4(b) shall be treated as Development Costs and shall be handled in accordance with Section 5.2(e) or (ii) if Sanofi Opts-Out with respect to the Product Candidate Family, the costs and expenses incurred by Regeneron and its Affiliates in accordance with this Section 5.4(b) shall be borne by Regeneron.
(c)    In the event of a Post-POC Plan Dispute with respect to a Post-POC Development Plan and a Product Candidate Family, Regeneron [***]. If Sanofi exercises its Opt-In Rights with respect to a Product Candidate Family for which Regeneron has initiated or conducted portions of the Post-POC Development Plan pursuant to this Section 5.4(c), and thereafter Sanofi requests that Regeneron transfer the conduct of one or more of such activities to Sanofi, Regeneron and Sanofi shall work together in good faith to promptly transition such activities in a smooth and orderly manner.
5.5    Additional Development Following Opt-In. Notwithstanding anything to the contrary in this Agreement or the IO License and Collaboration Agreement, from and after the date that Regeneron receives an Opt-In Notice from Sanofi with respect to a Product Candidate Family, whose members shall, thereupon become IO Licensed Products (but in the case of BCMAxCD3 Program Antibodies, solely with respect to IO Indications), Regeneron shall have the right to continue any POC Development clinical trials for members of such Product Candidate Family that have commenced (i.e., first patient first visit has occurred) at the time of Regeneron receives the applicable Opt-In Notice, and the costs and expenses of such post-Opt-In Notice clinical trials shall be treated as Development Costs under the IO License and Collaboration Agreement.
5.6    Further Assurances and Transaction Approvals in Connection with Opt-In. Sanofi shall specify in each Opt-In Notice provided with respect to a Product Candidate Family pursuant to this ARTICLE 5 whether, in Sanofi’s reasonable opinion, the Parties would be required by applicable Law to file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, any notification and report form under the HSR Act (an “HSR Filing”) with respect to the exercise of Sanofi’s Opt-In Rights with respect to the applicable Product Candidate Family.  The Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing.  Sanofi shall be responsible for the filing fees associated with any such HSR Filing.  The Parties shall each use commercially reasonable efforts to ensure that applicable waiting period under the HSR Act or any applicable comparable foreign law in the Territory expires or is terminated as soon as practicable.  Notwithstanding the foregoing, nothing in this Section 5.6 shall require (a) either Party to disclose to the other Party any information that is subject to obligations of confidentiality owed to Third Parties (nor shall either Party be required to conduct joint meetings with any Governmental Authority in which such information might be shared with the other Party), or (b) either Party or any of its Affiliates to commit to any divestiture, license (in whole or in part) or any arrangement to hold separate (or any similar arrangement) with respect to any of its products or assets.
5.7    Non-IO Indications. The Parties will negotiate in good faith to reach an agreement (and execute any amendments to this Agreement and to the IO License and Collaboration Agreement as the Parties determine in good faith are necessary to reflect such agreement) within sixty (60) days after the A&R Agreement Effective Date with respect to BCMAxCD3 Program Antibodies for Non-IO Indications in a manner that preserves Regeneron’s ability (with or without Sanofi) to pursue Non-IO Indications without impairing the development and commercialization of BCMAxCD3 Program Antibodies in IO Indications. For clarity, unless and until the Parties reach such an agreement (regardless of whether Sanofi agrees to pursue Non-IO Indications for BCMAxCD3 Program Antibodies under the IO License and Collaboration Agreement), [***].

ARTICLE 6
NEWLY CREATED INVENTIONS
6.1    Ownership of Newly Created Intellectual Property.
(a)    Each Party shall exclusively own all intellectual property (including Know-How, Patents and Patent Applications and copyrights) discovered, invented, authored or otherwise created solely by such Party, its employees, agents and consultants under this Agreement (“Sole Inventions”). Sole Inventions made solely by Sanofi, its employees, agents and consultants are referred to herein as “Sanofi Sole Inventions.” Sole Inventions made solely by Regeneron, its employees, agents and consultants are referred to herein as “Regeneron Sole Inventions.” The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s intellectual property pursuant to this Agreement, shall vest in a Party any right, title or interest in or to the other Party’s intellectual property, other than the license rights expressly granted hereunder.
(b)    The Parties shall jointly own all intellectual property (including Know-How, Patents and Patent Applications and copyrights) discovered, invented, authored or otherwise created under this Agreement that is discovered, invented, authored or otherwise created jointly by an individual or individuals having an obligation to assign such intellectual property to Sanofi (or for which ownership vests in Sanofi by operation of Law), on the one hand, and an individual or individuals having an obligation to assign such intellectual property to Regeneron (or for which ownership vests in Regeneron by operation of Law), on the other hand, on the basis of each Party having an undivided interest in the whole (“Joint Inventions”).
(c)    Notwithstanding Section 6.1(b), (i) for purposes of determining whether a an invention of patent-eligible subject matter is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent Laws, (ii) for purposes of determining whether a work eligible for copyright protection is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of copyright authorship shall be resolved in accordance with United States copyright Laws, and (iii) for purposes of determining whether Know-How (other than copyrighted work, Patents and Patent Applications) is a Sanofi Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of authorship or inventorship shall be resolved in accordance with the Laws of the State of New York, United States, as determined in each case ((i), (ii) and (iii)), if necessary, by an independent Third Party.
(d)    To the extent that any right, title or interest in or to any intellectual property discovered, invented, authored or otherwise created under this Agreement vests in a Party or its Affiliate, by operation of Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party (or its Affiliate) shall, and hereby does, irrevocably assign to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by any Party.

(e)    The Parties hereby agree that each Party’s use of the Joint Inventions shall be governed by the terms and conditions of this Agreement, including the following: each Party’s interest in the Joint Inventions may be sublicensed to Third Parties, and any ownership rights therein transferred, in whole or in part, by each Party without consent of the other Party (unless otherwise prohibited by this Agreement or the IO License and Collaboration Agreement); provided, that (i) each of the Parties acknowledges that it receives no rights to any intellectual property of the other Party underlying or necessary for the use of any Joint Invention, except as otherwise set forth herein or in the IO License and Collaboration Agreement, (ii) each Party agrees not to transfer any of its ownership interest in any of the Joint Inventions without securing the transferee’s written agreement to be bound by the terms of this Section 6.1(e), (iii) during the Term, each Party agrees not to license its interest in any Joint Invention with the right to use such Joint Invention for developing, manufacturing or commercializing Antibodies (except for developing, manufacturing or commercializing a Party’s Antibodies in accordance with the terms and conditions of Section 2.5 or any Ancillary Collaboration Agreement) and (iv) nothing in this ARTICLE 6 shall relieve a Party or its Affiliates of its or their obligations under ARTICLE 9 with respect to Confidential Information provided by the other Party or such other Party’s Affiliates. Neither Party hereto shall have any obligation to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, sublicense or other exploitation of, the Joint Inventions outside the scope of this Agreement and the IO License and Collaboration Agreement. Each of the Parties (or its Affiliate), as joint owner of the Joint Inventions, agrees to cooperate with any enforcement actions brought by the other joint owner(s) against any Third Parties, including being brought as a third party to such action, if necessary, and further agrees not to grant any licenses to any such Third Parties against which such enforcement actions are brought during the time of such dispute, without the prior written consent of the other joint owner(s), such consent not to be unreasonably withheld, conditioned or delayed.
6.2    Prosecution and Maintenance of Patent Rights.
(a)    Subject to the terms of the IO License and Collaboration Agreement with respect to IO Licensed Products, Regeneron shall prepare, file, prosecute and maintain Patents and Patent Applications (as applicable) included in the Regeneron Patent Rights and Regeneron shall confer with and keep Sanofi reasonably informed regarding the status of such activities to the extent they are Product Patent Rights.  With respect to the preparation, filing, prosecution and maintenance of those Patents and Patent Applications that are Product Patent Rights, (i) Regeneron shall [***], except that all provisional applications, priority applications and PCT applications [***]; (ii) Regeneron shall use Commercially Reasonable Efforts to provide to Sanofi for review and comment a draft of any priority Patent Application in the Territory at least [***] prior to the filing of any such priority Patent Application by Regeneron; (iii) Regeneron shall [***]; and (iv) Regeneron shall [***].  Sanofi shall prepare, file, prosecute and maintain Patents and Patent Applications (as applicable) included in the Sanofi Patent Rights; provided, that, with respect to the preparation, filing, prosecution and maintenance of those Patents and Patent Applications that are Product Patent Rights, Sanofi shall confer with and keep Regeneron reasonably informed regarding the status of such activities and [***], except that all provisional applications, priority applications and PCT applications [***].
(b)    With respect to any Joint Patent Rights, the Parties shall consult with each other regarding the filing, prosecution and maintenance of any Patents and Patent Applications, and responsibility for such activities shall be the obligation of Regeneron.  Regeneron shall undertake such filings, prosecutions and maintenance in the names of both Parties as co-owners using outside counsel reasonably acceptable to Sanofi, except, at Regeneron’s option, all provisional applications, priority applications and PCT applications [***].
(c)    The Parties shall have the following obligations with respect to the filing, prosecution and maintenance of any Joint Patent Rights, as well as any Product Patent Rights: (i) the prosecuting Party (the “Prosecuting Party”) shall provide the other Party (the “Non-Prosecuting Party”) with notice and a copy of a substantially completed draft of any Patent Application at least thirty (30) days prior to the filing of any such Patent Application by the Prosecuting Party and incorporate all reasonable comments provided by the Non-Prosecuting Party within such thirty (30) day period unless the Prosecuting Party reasonably believes that such comments will adversely affect the scope or validity of the Patent Application or resulting Patent (it being understood that the Parties will discuss any points of disagreement and work to resolve disagreements during this thirty (30) day period); (ii) the Prosecuting Party shall notify the Non-Prosecuting Party prior to its filing of a Patent Application; (iii) the Prosecuting Party shall consult with the Non-Prosecuting Party promptly following the filing of the Patent Application to mutually determine in which countries it shall file any Patent Applications claiming priority to the filed Patent application, including Patent applications filed under the Paris Convention for the Protection of Industrial Property claiming priority to the filed Patent Application or any regional or national phase Patent Applications derived from an international (PCT) Patent Application claiming priority to the filed Patent Application; (iv) the Prosecuting Party shall provide the Non-Prosecuting Party promptly with copies of all material communications received from or filed in patent offices with respect to such applications and incorporate all reasonable comments provided by the Non-Prosecuting Party, unless the Prosecuting Party reasonably believes that such comments will adversely affect the validity or scope of the Patent Application or resulting Patent for both Parties; and (v) the Prosecuting Party shall provide the Non-Prosecuting Party a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any Patent Applications or Patents, but (unless the period permitted by the applicable patent office for taking an action is less than sixty (60) days) in no event less than sixty (60) days prior to the next deadline for any action that may be taken with the applicable patent office (including substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent Application, abandoning any Patent or not filing or perfecting the filing of any Patent Application in any country), with notice of such proposed action or inaction such that the Non-Prosecuting Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances, including assuming the Prosecuting Party’s responsibility for filing, prosecution and maintenance of any such Product Patent Right or Joint Patent Right and becoming the

Prosecuting Party. With respect to Joint Inventions, it is understood that the Parties shall use all reasonable efforts to reach agreement on all material filings and amendments and no such material filings or amendments shall be made by the Prosecuting Party without the prior written agreement of the Non-Prosecuting Party, such agreement not to be unreasonably withheld, conditioned or delayed. In addition, in the event that the Prosecuting Party materially breaches the foregoing obligations and such material breach is not cured within thirty (30) days of a written notice from the Non-Prosecuting Party describing such breach in reasonable detail, or in the event that the Prosecuting Party fails to undertake the filing of a Patent Application within the earlier of (A) ninety (90) days of a written request by the Non-Prosecuting Party to do so, and (B) sixty (60) days prior to the anticipated filing date, the Non-Prosecuting Party may assume the Prosecuting Party’s responsibility for filing, prosecution and maintenance of any such Product Patent Right and will thereafter be deemed the Prosecuting Party for purposes hereof. Notwithstanding the foregoing, the Prosecuting Party may withdraw from, abandon or allow to expire any Patent or Patent Application on thirty (30) days’ prior notice to the Non-Prosecuting Party (provided, that such notice shall be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Patent or Patent Application with the applicable patent office), providing the Non-Prosecuting Party the right to assume the prosecution or maintenance thereof.
(d)    All costs and expenses incurred in the filing, prosecution and maintenance, including any administrative proceedings, such as Inter Partes Reviews and Oppositions, of any Joint Patent Rights and Product Patent Rights and in performing freedom to operate analyses on IO Target Profiles (including any Targets contained therein) or IO Discovery Program Antibodies shall be shared equally (50%/50%) by the Parties.
(e)    Neither Party shall have the right to invoke the Cooperative Research and Technology Enhancement Act of 2004 (Pub. L. 108-453, 118 Stat. 3596 (2004)) (the “CREATE Act”) by making filings or undertaking other activities under pre-AIA (Leahy-Smith America Invents Act), 35 U.S.C. § 103(c)(2)-(c)(3), or post-AIA, 35 U.S.C. § 102(c), with respect to Joint Inventions, without the prior written consent of the other Party. In the event that a Party intends to so invoke the CREATE Act, as permitted by the preceding sentence, it shall notify the other Party and the Parties shall reasonably cooperate and coordinate their activities with respect to any such submissions, filings or other activities.  The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act, pre-AIA, 35 U.S.C. § 103(c)(2)-(c)(3), and post-AIA, 35 U.S.C. § 102(c). For the avoidance of doubt, nothing in this Section 6.2(e) shall amend or modify the determination of ownership of intellectual property as set forth in Section 6.1.
6.3    Third Party Claims. In the normal course of business, Regeneron shall carry out patent searches in relation to the IO Discovery Program Target Profiles and IO Discovery Program Antibodies. If either Party or its Affiliates becomes aware of a Third Party claim, assertion or certification that the activities under the IO Discovery Program infringe or otherwise violate the intellectual property rights of any Third Party in the Territory, then such Party shall promptly notify the other Party in writing of this claim, assertion or certification.  As soon as reasonably practical after the receipt of such notice, the Parties shall cause their respective legal counsel to meet to confer on such allegation of infringement. In particular, with regard to issues related to freedom to operate concerning any IO Discovery Program Target Profiles, IO Discovery Program Antibodies or Product Candidate Families pursued under this Agreement, the Parties shall conduct and maintain ongoing and regular communications between their legal/intellectual property departments.

ARTICLE 7
FINANCIAL BOOKS AND RECORDS; AUDITS AND ADJUSTMENTS
7.1    Financial Books and Records. Each Party shall keep proper books of record and account in which full, true and correct entries (in conformity with the principles set forth in Section 7.3) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement. Each Party shall permit auditors, as provided in Section 7.2, to visit and inspect, during regular business hours and under the guidance of its employees, the books of record and account of such Party to the extent relating to this Agreement and discuss its affairs, finances and accounts to the extent relating to this Agreement.
7.2    Audits and Adjustments.
(a)    Audit Timing. Each Party shall have the right, upon no less than thirty (30) days’ advance written notice and at such reasonable times and intervals and to such reasonable extent as the Party shall request, not more than once during any Contract Year, to have the books and records of the other Party maintained pursuant to Section 7.1 to the extent relating to this Agreement for the preceding two (2) years audited by an independent “Big Four” (or equivalent) accounting firm of its choosing under reasonable, appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided, and payments made, under this Agreement; provided, that no period may be subjected to audit more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.
(b)    Audit Results. The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within ninety (90) days of delivery. If a Party over billed or underpaid an amount due under this Agreement resulting in a cumulative discrepancy of amounts paid during any year of more than [***], it shall also reimburse the other Party for the costs of such audit (with the cost of the audit to be paid by the Party initiating the audit in all other cases). Such accountants shall not reveal to the Party requesting the audit the details of its review, except for the findings of such review and such information as is required to be disclosed under this Agreement, the Parties shall cause such accountants to enter into a reasonably acceptable confidentiality agreement with the audited Party and obligating such firm to retain all such financial information in confidence pursuant to terms no less stringent than those set forth in ARTICLE 9.
(c)    Adjustments. If any examination or audit of the records described above discloses an overpayment or underpayment of amounts due hereunder, then unless the result of the audit is contested pursuant to Section 7.2(d), (i) the Party that underpaid shall pay any amounts due plus, if such underpayment is the underpaying Party’s fault, interest thereon at the Default Interest Rate accruing from the date of such underpayment, or (ii) the Party that received an overpayment shall refund such overpayment plus, if such overpayment is the fault of the Party refunding such payment, interest thereon at the Default Interest Rate accruing from the date of such overpayment, in each case (i) and (ii) within thirty (30) days after receipt of the written results of such audit.
(d)    Disputes. Subject to the first (1st) sentence of Section 7.2(b), any disputes with respect to the results of any audit conducted under this Section 7.2 shall be resolved by binding arbitration in accordance with Section 13.1.
7.3    IFRS/GAAP. Except as otherwise provided herein, all of a Party’s costs and expenses and other financial determinations with respect to this Agreement shall be determined in accordance with such Party’s Accounting Standards, as generally and consistently applied.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS
8.1    Mutual Representations and Warranties. Each Party hereto represents and warrants to the other Party, as of the A&R Agreement Effective Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents or any other material agreement or arrangement, whether written or oral, by which it is bound or requirement of applicable Laws; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium and other Laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity); (e) such Party is not prohibited by the terms of any agreement to which it is a party from performing the IO Discovery Program or granting the rights or licenses hereunder; and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.
8.2    Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, except for any event, circumstance, condition or other matter disclosed in any report and other document furnished to or filed with the United States Securities and Exchange Commission, as of the Original Agreement Execution Date, there is no claim, announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any court, arbitrator, or other Governmental Authority that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any of its obligations under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. During the Term, each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.
8.3    Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 9
CONFIDENTIALITY
9.1    Confidential Information. During the Term and for a period of five (5) years thereafter, each Party (in such capacity, the “Receiving Party”) shall keep confidential, and other than as provided herein or in the IO License and Collaboration Agreement, shall not use or disclose, directly or indirectly, any and all trade secrets or other proprietary information, including, any proprietary data, inventions, documents, ideas, information, discoveries, or materials, owned, developed, or possessed by the other Party (in such capacity, the “Disclosing Party”), whether in tangible or intangible form, the confidentiality of which the Disclosing Party takes reasonable measures to protect, including Regeneron Know-How and Sanofi Know-How, disclosed by the Disclosing Party under this Agreement or the mAb Discovery Agreement (collectively, the “Confidential Information”). Each of Sanofi and Regeneron covenants that neither it nor any of its respective Affiliates shall disclose any Confidential Information of the other Party to any Third Party except to its employees, agents, consultants or any other Person under its authorization; provided, that such employees, agents, consultants or other Persons are subject in writing to confidentiality obligations applicable to the Disclosing Party’s Confidential Information no less strict than those set forth herein.
(a)    Notwithstanding the foregoing, Confidential Information shall not be deemed to include information and materials (and such information and materials shall not be considered Confidential Information under this Agreement) to the extent that it can be established by written documentation by the Receiving Party that such information or material is: (i) already in the public domain as of the Effective Date or becomes publicly known through no act, omission or fault of the Receiving Party or any Person to whom the Receiving Party provided such information; (ii) is or was already in the possession of the Receiving Party at the time of disclosure by the Disclosing Party; provided, that this clause (ii) shall not apply with respect to Confidential Information received by the Receiving Party from the Disclosing Party prior to the Effective Date; (iii) is disclosed to the Receiving Party on an unrestricted basis from a Third Party not under an obligation of confidentiality to the Disclosing Party or any Affiliate of the Disclosing Party with respect to such information; or (iv) information that has been independently created by the Receiving Party (or its Affiliate), as evidenced by written or electronic documentation, without any aid, application or use of the Disclosing Party’s Confidential Information.
(b)    Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party, such disclosure is otherwise required by Law, including any securities Laws; provided, that the Receiving Party (i) uses reasonable efforts to give the Disclosing Party advance notice of such required disclosure in sufficient time to enable the Disclosing Party to seek confidential treatment for such information, and provides all reasonable cooperation to assist the Disclosing Party to so protect the confidentiality of such information and (ii) limits the disclosure to that information which is legally required to be disclosed in response to such court or governmental order.
(c)    Information and other Know-How that is discovered by Regeneron in the course of conducting the IO Discovery Program (other than Sanofi Funded Trials) will be considered Regeneron’s Confidential Information, except to the extent it relates to an IO Licensed Product, in which case it shall be Confidential Information of both Parties, subject to the terms of the IO License and Collaboration Agreement or a Sanofi Funded Trial conducted by Regeneron, in which case it shall be Confidential Information of both Parties.
(d)    Specific aspects or details of Confidential Information will not be deemed to be within the public knowledge or in the prior possession of a Person merely because such aspects or details of the Confidential Information are embraced by general disclosures in the public domain. In addition, any combination of Confidential Information will not be considered in the public knowledge or in the prior possession of a Person merely because individual elements thereof are in the public domain or in the prior possession of such Person unless (i) the combination and its principles are in the public knowledge or in the prior possession of such Person and (ii) the combination is documented, in a single contemporaneous document, as in the public knowledge or in the prior possession of such Person.
(e)    Notwithstanding anything else in this Agreement to the contrary, each Party (and each employee, representative, or other agent of any Party) may disclose to any and all Persons, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any employee, representative, or other agent of any Party) relating to such tax treatment or tax structure; provided, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities Laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the Parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than thirty (30) days from the first (1st) day that any Party (or any employee, representative, or other agent of any Party) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.
9.2    Injunctive Relief. The Parties hereby acknowledge and agree that the rights of the Parties under this Agreement are special, unique and of extraordinary character, and that if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with this Agreement, such refusal or failure would result in irreparable injury to the other Party, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any Party refuses or otherwise fails to act, or to cause its Affiliates to act, in accordance with this Agreement, then, in addition to any other remedy which may be available to any damaged Party at law or in equity, such damaged Party will be entitled to seek specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged Party will be entitled to seek in any court of competent jurisdiction.
9.3    Publications. If either Sanofi or Regeneron (the “Publishing Party”) desires to publish or publicly present any results from the IO Discovery Program in scientific journals, publications or scientific presentations or otherwise, the Publishing Party shall provide the other Party an advance final copy of any proposed publication or summary of a proposed oral presentation relating to such information prior to submission for publication or disclosure. Such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary to preserve the confidentiality of its Confidential Information and to recommend any changes it reasonably believes are necessary to prevent any specific, material adverse effect to it as a result of the publication or disclosure, to which the Publishing Party shall give due consideration. If such other Party informs the Publishing Party, within thirty (30) days of receipt (or such other period agreed to by the IOSC) of an advance copy of a proposed publication or summary of a proposed oral presentation, that such publication in its reasonable judgment should not be published or presented, the Publishing Party shall delay or prevent such disclosure or publication as proposed by the other Party. In the case of patentable inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a Patent Application(s) or application(s) for a certificate of invention on the information involved. The Parties shall establish a publication review process to ensure compliance with this Section 9.3. Regeneron shall have the sole right to publish or publicly present results from the (i) Terminated IO Discovery Program related to any Terminated IO Discovery Program Antibodies or (ii) any Refused Candidate, in each case ((i) and (ii)), without the consent of, and without providing any notice to, Sanofi, and any such publication or presentation shall not be subject to this Section 9.3.
9.4    Disclosures Concerning this Agreement. The Parties will simultaneously issue a press release in the form attached hereto as Exhibit B on January 7, 2019 or such other date as the Parties shall mutually agree. Sanofi and Regeneron agree not to (and to ensure that their respective Affiliates do not) issue any other press releases or public announcements concerning this Agreement or any other activities contemplated hereunder without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed), except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded); provided, that the Party intending to disclose such information shall (a) use reasonable efforts to (i) provide the other Party advance notice of such required disclosure and an opportunity to review and comment on such proposed disclosure (which comments shall be considered in good faith by the disclosing Party) and (ii) assist the other Party to protect such information and (b) limit the disclosure to the information that is required to be disclosed. Notwithstanding the foregoing, without prior submission to or approval of the other Party, either Party may issue press releases or public announcements that incorporate information concerning this Agreement or any activities contemplated hereunder that was included in a press release or public disclosure that was previously disclosed under the terms of this Agreement or that contains only non-material factual information regarding this Agreement. Except as required by a Governmental Authority or applicable Law (including the rules and regulations of any stock exchange or trading market on which a Party’s (or its parent entity’s) securities are traded), or in connection with the enforcement of this Agreement or adjudication of any Arbitrable Matter or Expert Panel Dispute, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any financial terms of this Agreement that have not been previously disclosed publicly pursuant to this ARTICLE 9 without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; except for disclosures to Third Parties that are bound by obligations of confidentiality and nonuse substantially equivalent in scope to those included herein with a term of at least five (5) years. Each Party acknowledges that the other Party, as a publicly traded company, is legally obligated to make timely disclosures of all material events relating to its business. The Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement with the United States Securities and Exchange Commission or its equivalent in the Territory. Each Party will be entitled to make such filing but shall cooperate with one another and use reasonable efforts to obtain confidential treatment of confidential, including trade secret, information in accordance with applicable Law. The filing Party will provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party’s timely comments thereon.

ARTICLE 10
INDEMNITY
10.1    Indemnity.
(a)    Indemnification by Sanofi. Sanofi will defend, indemnify and hold harmless Regeneron, its Affiliates and its and their respective officers, directors, employees, sublicensees and agents (“Regeneron Indemnitees”) from and against all claims, demands, liabilities, damages, penalties, fines and expenses, including reasonable attorneys’ fees and costs (collectively, “Damages”), arising from or occurring as a result of a Third Party’s claim, action, suit, judgment or settlement (a “Third Party Claim”) against a Regeneron Indemnitee that is due to or based upon:
(i)    the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions of Sanofi or its Affiliates (or their respective agents, contractors, sublicensees, representatives or other persons or entities working on their behalf) in the performance of this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile), including in connection with the IO Discovery Program (including any Sanofi Funded Trial); or
(ii)    material breach by Sanofi (or conduct or omission of any of its Affiliates which, if performed or failed to be performed by Sanofi, would be a material breach by Sanofi) of the terms of, or any representation or warranty made by it in, this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile, a material breach of the terms of the Original Agreement);
except in each case ((i) and (ii)) to the extent that Damages arise out of the gross negligence, recklessness, bad faith, intentional wrongful acts, or omissions committed by Regeneron or its Affiliates (or their respective agents, contractors, sublicensees, representatives or other persons or entities working on their behalf) in the performance of this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile) or the material breach by Regeneron (or conduct or omission by any of its Affiliates, which if performed or failed to be performed by Regeneron would be a material breach by Regeneron) of the terms of this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date, a material breach of the terms of the Original Agreement with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile).
(b)    Indemnification by Regeneron. Regeneron will defend, indemnify and hold harmless Sanofi, its Affiliates and its and their respective officers, directors, employees and agents (“Sanofi Indemnitees”) from and against all Damages arising from a Third Party Claim a Sanofi Indemnitee that is due to or based upon:

(i)    the gross negligence, recklessness, bad faith, intentional wrongful acts or omissions of Regeneron or its Affiliates (or their respective agents, contractors, sublicensees, representatives or other persons or entities working on their behalf) in the performance of this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile), including in connection with the IO Discovery Program; or
(ii)    material breach by Regeneron (or conduct or omission of any of its Affiliates which, if performed or failed to be performed by Regeneron, would be a material breach by Regeneron) of the terms of any representation or warranty made by it in, this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile, a material breach of the terms of the Original Agreement);
except in each case ((i) and (ii)) to the extent that Damages arise out of the gross negligence, recklessness, bad faith, intentional wrongful acts, or omissions committed by Sanofi or its Affiliates (or their respective agents, contractors, sublicensees, representatives or other persons or entities working on their behalf) in the performance of this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile) or the material breach by Sanofi (or conduct or omission by any of its Affiliates, which if performed or failed to be performed by Sanofi would be a material breach by Sanofi) of the terms of this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date, a material breach of the terms of the Original Agreement with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile).
10.2    Indemnity Procedure.
(a)    Notice. The Party entitled to indemnification under this ARTICLE 10 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of being notified of any claim or claims asserted or threatened against the Indemnified Party that could give rise to a right of indemnification under this Agreement (including, for clarity, to the extent relating to matters prior to the A&R Agreement Effective Date with respect to an IO Discovery Program Antibody or an IO Discovery Program Target Profile); provided, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices the Indemnifying Party.
(b)    Right to Defend. If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending a claim, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, that the Indemnifying Party may not enter into any compromise or settlement unless

(i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement, which consent shall not be withheld, conditioned or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon at least ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided, that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
(c)    Participation by Indemnified Party. The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to Section 10.2(b) and shall bear its own costs and expenses with respect to such participation; provided, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.
(d)    Cooperation. Regardless of whether the Indemnifying Party assumes the defense of any claim pursuant to this Section 10.2, the Indemnified Party shall and shall use reasonable efforts to cause each indemnitee to, reasonably cooperate in the defense or prosecution thereof, and, if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party shall and shall use reasonable efforts to cause each indemnitee to furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals, in each case, as may be reasonably requested in connection therewith. Such cooperation shall include access upon reasonable notice during normal business hours afforded to the Indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to the extent the Indemnified Party is entitled to indemnification pursuant to this ARTICLE 10, the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection with providing such assistance.

10.3    Insurance. During the Term and for a minimum period of five (5) years thereafter and for an otherwise longer period as may be required by applicable Law, each of Regeneron and Sanofi will (a) use Commercially Reasonable Efforts to procure and maintain commercial general liability and product liability insurance in an amount not less than [***] per occurrence and in the annual aggregate or (b) procure and maintain adequate insurance by means of self-insurance in such amounts and on such terms as are consistent with normal business practices of large pharmaceutical companies in the life sciences industry. Such insurance shall insure against liability arising from this Agreement on the part of Regeneron or Sanofi, respectively, or any of their respective Affiliates, due to injury, disability or death of any person or persons, or property damage arising from activities performed in connection with this Agreement. Any insurance proceeds received by a Party in connection with any Damages shall be retained by such Party and shall not reduce any obligation of the other Party under Section 10.1 with respect to such Damages.

ARTICLE 11
FORCE MAJEURE
Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, acts of terrorism, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions, or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance, unless the affected Party has caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances. In the event of a Force Majeure, the performance of the Party giving such notification shall be abated and any time deadlines shall be extended for so long as the performance is prevented by Force Majeure; provided, that notwithstanding the foregoing, in no event will any Force Majeure or such abatement extend beyond one hundred eight (180) days.

ARTICLE 12
TERM AND TERMINATION
12.1    Term. The “Term” of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) either Sanofi having exercised its Opt-In Rights or an Opt-Out occurring for each IO Discovery Program Target Profile and (b) December 31, 2022, unless this Agreement is earlier terminated in accordance with this ARTICLE 12, in which event the Term shall end on the effective date of such termination.
12.2    Termination for Material Breach. Upon and subject to the terms and conditions of this Section 12.2, this Agreement shall be terminable by a Party in its entirety upon notice to the other Party if such other Party commits a material breach of this Agreement. Such notice of termination shall set forth in reasonable detail the facts underlying or constituting the alleged material breach (and specifically referencing the provisions of this Agreement alleged to have been materially breached), and the termination that is the subject of such notice shall be effective ninety (90) days after the date such notice is given unless the breaching Party shall have cured such alleged material breach within such ninety (90) day period. Notwithstanding the foregoing, in the case of breach of a payment obligation not subject to a bona fide dispute hereunder, the ninety (90) day period referred to in the immediately preceding sentence shall instead be forty-five (45) days. For purposes of this Section 12.2, the term “material breach” shall mean an intentional, continuing (and uncured within the time period described above), material breach by a Party as determined by binding arbitration consistent with the provisions of Section 13.1.
12.3    Termination for Insolvency.     Either Party shall have the right to terminate this Agreement in its entirety if, at any time, the other Party (a) files in any court or agency pursuant to any Laws, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty (60) days after the filing thereof, (d) proposes, or becomes a party to, any dissolution or liquidation, or (e) makes an assignment for the benefit of creditors. In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy Laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including any Patent Rights in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the U.S. Bankruptcy Code, and any similar Laws in any other country in the Territory.
12.4    Termination for Breach of the IO License and Collaboration Agreement. Notwithstanding anything to the contrary herein, (a) Regeneron shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon providing written notice to Sanofi, if Regeneron has terminated the IO License and Collaboration Agreement, in its entirety, pursuant to Section 19.3, or Section 19.4 of the IO License and Collaboration Agreement, and (b) Sanofi shall have the unilateral right to terminate this Agreement in its entirety, effective immediately upon providing written notice to Regeneron, if Sanofi has terminated the IO License and Collaboration Agreement, in its entirety, pursuant to Section 19.3 or Section 19.4 of the IO License and Collaboration Agreement.
12.5    Effect of Termination by Sanofi for Breach. Notwithstanding anything herein to the contrary, in the event that Sanofi terminates this Agreement pursuant to Sections 12.2, in addition to the provisions of Section 12.7, the following shall apply:
(a)    the licenses granted to Regeneron under this Agreement shall automatically terminate; and
(b)    Sanofi shall be granted a co-exclusive (with Regeneron and its Affiliates), fully paid-up, non-transferable, royalty-free, worldwide license, with the right to sublicense, under the Regeneron Target IP existing at the effective time of termination solely for use to develop and commercialize IO Discovery Program Antibodies that are the subject of the IO Discovery Program as of the effective time of termination (and for no other uses).
12.6    Effect of Termination by Regeneron for Breach. Notwithstanding anything herein to the contrary, in the event that Regeneron terminates this Agreement pursuant to Sections 12.2, in addition to the provisions of Section 12.7, the following shall apply:
(a)    the licenses granted to Sanofi under this Agreement shall automatically terminate; and
(b)    Regeneron shall be granted an exclusive, fully paid-up, non-transferable, royalty-free, worldwide license, with the right to sublicense, under the Sanofi Target IP existing at the effective time of termination solely for use to develop and commercialize IO Discovery Program Antibodies that are the subject of the IO Discovery Program as of the effective time of termination (and for no other uses).
12.7    Survival of Obligations. Subject to Section 12.5, Section 12.6, and Section 12.9, upon expiration or termination of this Agreement, the rights and obligations of the Parties hereunder shall terminate and this Agreement shall cease to be of further force or effect; provided, that:
(a)    neither Sanofi nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to such expiration or termination;
(b)    the obligations of the Parties with respect to the protection and nondisclosure of the other Party’s Confidential Information in accordance with ARTICLE 9, as well as other provisions that by their nature are intended to survive any such expiration or termination (including Section 2.1(a)(ii), Section 2.6 (solely with respect to IO Royalty

Products), Section 2.7 (except as set forth in Section 12.6), Section 5.2(f), Section 5.3(c), Section 5.5, Section 5.7 (the final sentence, but solely if Sanofi has exercised its Opt-In Rights with respect to BCMAxCD3 Program Antibodies and the Parties have not reached an agreement with respect to Non-IO Indications for such BCMAxCD3 Program Antibodies), Section 6.1(e), Section 6.2(b), Section 6.2(c), Section 6.2(d) (as it relates to Joint Patent Rights) and Section 7.2, ARTICLE 10, this ARTICLE 12, and ARTICLE 13), shall survive and continue to be enforceable;
(c)    without limiting Section 12.9, neither the early termination of this Agreement by either Party nor the expiration of this Agreement shall relieve Regeneron of any of its royalty obligations under ARTICLE 4 with respect to any IO Royalty Product, for which royalties remain payable to Sanofi under this Agreement, and such royalty provisions of ARTICLE 4 shall survive; and
(d)    the expiration or termination of this Agreement, and the terms and conditions of this ARTICLE 12 shall be without prejudice to any rights or remedies a Party may have for breach of this Agreement.
12.8    Return of Confidential Information. Subject to either Party’s licenses that survive termination or expiration of this Agreement, Confidential Information disclosed by the Disclosing Party, including permitted copies, shall remain the property of the Disclosing Party. Subject to the terms of the IO License and Collaboration Agreement (with respect to IO Licensed Products), upon the expiration or earlier termination of this Agreement, or upon written request of the Disclosing Party, the Receiving Party shall promptly return to the Disclosing Party or, at the Disclosing Party’s request, destroy, all documents or other tangible materials representing the Disclosing Party’s Confidential Information (or any designated portion thereof); provided, that one (1) copy may be maintained in the confidential files of the Receiving Party for the purpose of complying with the terms of this Agreement. An officer of the Receiving Party also shall certify in writing that it has satisfied its obligations under this Section 12.8 within ten (10) days of a written request by the Disclosing Party.
12.9    Termination by Sanofi At Will. Sanofi shall be entitled to terminate this Agreement at any time (except following a material breach of this Agreement by Sanofi pursuant to Section 12.2) on an IO Discovery Program Target Profile-per-IO Discovery Program Target Profile basis without cause upon three (3) months’ written notice to Regeneron. In the event of such termination, in addition to the provisions of Section 12.7, Regeneron shall be granted a non-exclusive, non-transferable, royalty-bearing (in accordance with Section 4.3) worldwide license with the right to sublicense under Sanofi Target IP existing at the effective time of termination solely for use to develop and commercialize IO Discovery Program Antibodies targeting IO Discovery Program Target Profiles in existence and included in the IO Discovery Program at the effective time of termination.

ARTICLE 13
DISPUTE RESOLUTION
13.1    Resolution of Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to comply with the procedures set forth in this Agreement and to use all reasonable efforts to facilitate the resolution of such disputes in an expedient manner by mutual agreement.
13.2    Arbitrable Matters.
(a)    Overview. In the event of a dispute between the Parties regarding any of the following matters (each, an “Arbitrable Matter”) (i) the results of an audit under Section 7.2(d), and (ii) whether a breach constitutes a “material breach” as described in Section 12.2, the matter shall be resolved pursuant to this Section 13.2.
(b)    Arbitration Procedures. Each Arbitrable Matter that is not an Expert Panel Dispute shall be resolved by binding arbitration by one (1) arbitrator who shall be an independent expert in the pharmaceutical or biotechnology industry mutually acceptable to the Parties. The Parties shall use their best efforts to mutually agree upon one (1) arbitrator; provided, that if the Parties have not done so within ten (10) days after initiation of arbitration by a Party hereunder, or such longer period of time as the Parties have agreed to in writing, then such arbitrator shall be an independent expert as described in the preceding sentence selected by the New York office of the American Arbitration Association. Such arbitration shall be limited to casting the deciding vote with respect to the Arbitrable Matter as more fully described in Section 13.2(c) and Section 13.2(d). In connection therewith, each Party shall submit to the arbitrator in writing its position on and desired resolution of such Arbitrable Matter. Such submission shall be made within ten (10) days of the selection or appointment of the arbitrator, and the arbitrator shall rule on the Arbitrable Matter within ten (10) days of receipt of the written submissions by both Parties. The arbitrator shall select one of the Parties’ positions as his or her decision, and shall not have authority to render any substantive decision other than to so select the position of either Regeneron or Sanofi. Except as provided in the preceding sentence, such arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The arbitrator’s ruling shall be final and binding upon the Parties. The costs of any arbitration conducted pursuant to this Section 13.2 shall be borne equally (50%/50%) by the Parties. The Parties shall use diligent efforts to cause the completion of any such arbitration within sixty (60) days following a request by any Party for such arbitration.
(c)    Material Breach Under Section 12.2. The issue that shall be submitted to the arbitrator shall be whether the breach committed by a Party meets the requirements for a material breach under Section 12.2.
(d)    Audit Disputes. The issue that shall be submitted to the arbitrator shall be the results of an audit as described under Section 7.2(d).

13.3    Expert Panel Disputes.
(a)    Overview. In the event of an Expert Panel Dispute between the Parties, the Parties shall use all reasonable efforts to resolve any such Expert Panel Dispute by good faith negotiation and discussion. In the event that the Parties are unable to resolve any such Expert Panel Dispute within ten (10) Business Days of receipt by a Party of notice of such Expert Panel Dispute, either Party may submit the Expert Panel Dispute to the Executive Officers for resolution, specifying the nature of the Expert Panel Dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred Expert Panel Dispute within ten (10) Business Days of receiving such written notification. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. In the event the Executive Officers are unable to resolve any such Expert Panel Dispute, the Parties shall refer such Expert Panel Dispute to an Expert Panel for resolution in accordance with Section 13.3(b).
(b)    Expert Panel.
(i)    In the event of any Expert Panel Dispute that cannot be resolved by the Executive Officers pursuant to Section 13.3(a), either Party may by written notice to the other Party require the specific issue in dispute to be submitted to a panel of experts (“Expert Panel”) in accordance with this Section 13.3(b). The specific issue to be decided by the Expert Panel with respect to (A) a [***] shall be limited to whether or not [***], and (B) a Post-POC Plan Dispute shall be limited to a determination of [***], based on [***].
(ii)    Within fifteen (15) Business Days of such notice, each Party shall appoint to the Expert Panel an individual who (A) has expertise in the pharmaceutical or biotechnology industry and the specific matters at issue, (B) is not a current or former director, employee or consultant of such Party or any of its Affiliates, or otherwise has not received compensation or other payments from such Party (or its Affiliates) for the past five (5) years and (C) has no known personal financial interest or benefit in the outcome or resolution of the dispute, and the appointing Party shall give the other Party written notice of such appointment; provided that for such appointment to be effective and for such individual to serve on the Expert Panel, such individual must deliver to the other Party a certificate confirming that such individual satisfies the criteria set forth in clauses (A) through (C) above, disclosing any potential conflict or bias and certifying that, as a member of the Expert Panel, such individual is able to render an independent decision.
(iii)    Within fifteen (15) Business Days of the appointment of the second (2nd) expert, the two (2) appointed experts shall agree on an additional expert who meets the same criteria as described above, and shall appoint such expert as chair of the Expert Panel. If the Party-appointed experts fail to timely agree on a third (3rd) expert, then upon the written request of either Party, each Party-appointed expert shall, within five (5) Business Days of such request, nominate one expert candidate and the

American Arbitration Association shall, within five (5) Business Days of receiving the names of the Parties’ respective nominees, select one of those experts to serve as the chair of the Expert Panel. Each expert shall agree, prior to his or her appointment, to render a decision as soon as practicable after the appointment of the full Expert Panel.
(iv)    In the case of a [***] Dispute, within ten (10) Business Days of the appointment of the third (3rd) expert, each Party shall submit to the Expert Panel in writing its position with respect to whether the proposed [***] that is the subject of such dispute is or is not [***], and each Party may include any documentation or other information that such Party determines may be relevant to the Expert Panel’s decision; provided, that neither Party shall have the right to submit further documentation or other information to the Expert Panel after the expiration of such ten- (10-) Business Day period. The specific issue that shall be submitted to the Expert Panel shall be limited to whether or not such [***] is or is not [***]. The Expert Panel shall determine whether or not such [***] is or is not [***], and shall not have authority to render any other substantive decision. The Expert Panel’s determination shall be final and binding on the Parties. Such decision shall be rendered by the Expert Panel no later than ten (10) Business Days after receipt by the Expert Panel of the Parties’ respective positions.
(v)    In the case of a Post-POC Plan Dispute, within ten (10) Business Days of the appointment of the third (3rd) expert, each Party shall submit to the Expert Panel in writing its proposed version of the Disputed Plan Components. The specific issue that shall be submitted to the Expert Panel shall be limited to a determination of which of the proposed Post-POC Development Plans is [***]. In connection with reaching its decision, the Expert Panel may order the Parties to produce any documents or other information that are relevant to the Expert Panel’s decision. The Expert Panel shall select the proposed Post-POC Development Plan that is [***], and the Expert Panel shall not have authority to render any substantive decision other than to so select the proposed Post-POC Development Plan of either Regeneron or Sanofi. The plan selected by the Expert Panel shall be the final Post-POC Development Plan unless and until such plan is later amended in accordance with the IO License and Collaboration Agreement. Such decision shall be rendered by the Expert Panel no later than ten (10) Business Days after receipt by the Expert Panel of the Parties’ respective proposed Post-POC Development Plans.

(vi)    Except as provided in clause (iv) above, any arbitration conducted pursuant to this Section 13.3 shall be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The Expert Panel’s ruling shall be final and binding upon the Parties. The costs of any arbitration conducted pursuant to this Section 13.3(b) shall be borne equally (50%/50%) by the Parties. The Parties shall use diligent efforts to cause the completion of any such arbitration within forty-five (45) Business Days following a request by any Party for such arbitration. In rendering the final decision the Expert Panel shall be limited to choosing a resolution proposed by a Party without modification; provided, however, that in no event shall the Expert Panel render a decision that is inconsistent with this Agreement. The agreement of two (2) of the three (3) experts shall be sufficient to render a decision and the Parties shall abide by such decision.

ARTICLE 14
MISCELLANEOUS
14.1    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Except as set forth in ARTICLE 13, each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of New York, and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in such courts. Each Party further agrees that service of any process, summons, notice or document delivered by reputable international overnight courier service to its address set forth in Section 14.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
14.2    Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
14.3    Notices. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 4 attached hereto and shall be (a) delivered personally, or (b) sent via a reputable international overnight courier service. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand or one (1) Business Day after it is sent via a reputable international overnight courier service. Either Party may change its address by giving notice to the other Party in the manner provided above.
14.4    Entire Agreement.
(a)    This Agreement constitutes an amendment and restatement of the Original Agreement effective from and after the A&R Agreement Effective Date as set forth in Section 2.1(a). The execution and delivery of this Agreement shall not constitute a novation or waiver of any rights or obligations owing under the Original Agreement based on facts or events occurring or existing prior to the A&R Agreement Effective Date with respect to the Terminated IO Discovery Programs, and shall be without prejudice to any rights or obligations that have arisen prior to the A&R Agreement Effective Date with respect to the Terminated IO Discovery Programs. As of the A&R Agreement Effective Date, the Original Agreement is hereby terminated in part and amended, supplemented, modified and restated, as applicable, to the extent provided for in Section 2.1(a).

(b)    Except as provided in Section 14.4(a), this Agreement and the IO License and Collaboration Agreement contain the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior understandings and writings relating to the subject matter hereof and thereof; provided that in the event of any conflict or inconsistency between this Agreement, on the one hand, and the IO License and Collaboration Agreement, on the other hand, this Agreement shall control regarding the Parties’ rights and obligations with respect to any IO Discovery Program Antibody or Product Candidate Family prior to Sanofi’s exercise of its Opt-In Rights with respect to such Product Candidate Family, and the IO License and Collaboration Agreement shall control regarding the Parties’ rights and obligations with respect to any IO Licensed Product from and after the time the members of a Product Candidate Family becomes an IO Licensed Product (except to the extent otherwise expressly provided in this Agreement). For the avoidance of doubt, the Existing License and Collaboration Agreement shall remain in full force and effect in accordance with its terms.
14.5    Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Sanofi and Regeneron.
14.6    Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided, that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
14.7    Registration and Filing of the Agreement. To the extent that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with applicable Laws, such Party may do so subject to the provisions of Section 9.4. The other Party shall promptly cooperate in such filing or notification and shall promptly execute all documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities or inquiries of any Governmental Authority relating to this Agreement, and shall promptly cooperate to respond to any request for further information therefrom.
14.8    Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Sanofi or Regeneron without (a) the prior written consent of Regeneron in the case of any assignment by Sanofi or (b) the prior written consent of Sanofi in the case of an assignment by Regeneron, except in each case (i) to an Affiliate of the assigning Party that has and will continue to have the resources and financial wherewithal to fully meet a Party’s obligations under this Agreement, provided that the assigning Party shall remain primarily liable hereunder notwithstanding any such assignment, or (ii) to any other party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement. The assigning Party shall remain primarily liable hereunder notwithstanding any such assignment. Any attempted assignment in violation hereof shall be void.
14.9    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of the Regeneron Indemnitees and Sanofi Indemnitees to the extent provided in the last sentence of Section 14.12.
14.10    Affiliates. Each Party may, and to the extent it is in the best interests of the IO Discovery Program shall, perform its obligations under this Agreement through one or more of its Affiliates. Each Party absolutely, unconditionally and irrevocably guarantees to the other Party the prompt and timely performance when due and at all times thereafter of the responsibilities, liabilities, covenants, warranties, agreements and undertakings of its Affiliates pursuant to this Agreement. Without limiting the foregoing, no Party shall cause or permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly. Each Party represents and warrants to the other Party that it has licensed or will license from its Affiliates the Patents and Know-How owned by its Affiliates that are to be licensed (or sublicensed) to the other Party under this Agreement.
14.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. This Agreement may be executed by exchange between the Parties of electronically transmitted signatures (via facsimile, PDF format via e-mail or other electronic means) and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
14.12    Third Party Beneficiaries. Except as provided below in this Section 14.12, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Third Party, including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto. Notwithstanding the foregoing, ARTICLE 10 is intended to benefit, and to be enforceable by, in addition to the Parties, the other Regeneron Indemnitees and Sanofi Indemnitees as if they were parties hereto, but this Agreement is only enforceable by the Parties.
14.13    Relationship of the Parties. Each Party shall bear its own costs and expenses incurred in the performance of its obligations hereunder without charge or expense to the other Party except as expressly provided for in this Agreement. Neither Sanofi nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Sanofi, and Sanofi’s legal relationship under this Agreement to Regeneron, shall be that of an independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.
14.14    Limitation of Damages. IN NO EVENT SHALL REGENERON OR SANOFI BE LIABLE FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE PAID TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM THAT IS COVERED BY THE INDEMNIFICATION OBLIGATIONS IN ARTICLE 10.
14.15    Non-Solicitation. During the Term and for a period of two (2) years thereafter, neither Party shall solicit or otherwise induce or attempt to induce any employee of the other Party directly involved in the performance of the IO Discovery Program to leave the employment of the other Party and accept employment with the first Party. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a Party solely as a result of an employee’s affirmative response to a general recruitment effort carried through a public solicitation or general solicitation.
14.16    Construction.
(a)    The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits. The words “will” and “shall” shall have the same meaning and, unless the context otherwise requires, the use of the word “or” is used in the inclusive sense (and/or). The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term, irrespective of whether such term is used with “without limitation” or “without limiting” throughout this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.
(b)    The captions of this Agreement are for convenience or reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or in the intent of any provision contained in this Agreement. Unless otherwise specified, (i) the references in this Agreement to any Article, Section, Schedule or Appendix means references to such Article, Section, Schedule or Appendix of this Agreement, (ii) references in any section to any clause are references to such clause of such section and (iii) unless the context otherwise requires, references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

(c)    Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement within a specified time period and notification of such approval or consent is not delivered within such time period, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent. This Agreement has been prepared jointly and the provisions contained herein shall not be construed or interpreted for or against any Party to this Agreement because such Party drafted or caused such Party’s legal representative to draft any provision contained herein.
(d)    In the event of any conflict between this Agreement and the Schedules, Exhibits or Appendices hereto, this Agreement shall prevail.
[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Sanofi and Regeneron have caused this Amended and Restated Immuno-Oncology Discovery and Development Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SANOFI BIOTECHNOLOGY SAS

By    /s/ Philippe Grillet
    Name: Philippe Grillet
Title: General Manager

REGENERON PHARMACEUTICALS, INC.

By    /s/ Kerry Reinertsen
Name: Kerry Reinertsen
Title: Vice President, Strategic Alliances

SCHEDULE 1
IO Discovery Program Target Profiles

•	A bi-specific Antibody that targets solely BCMA and CD3

•	A bi-specific Antibody that targets solely MUC16 and CD3

SCHEDULE 2 – Restricted Target Profiles

[***]

SCHEDULE 3
Manufacturing Cost

[***]

SCHEDULE 4
Notices
If to Sanofi:
Sanofi Biotechnology SAS
54, rue La Boétie
75008 Paris
France
Attn: President

Copy (which shall not constitute notice) to:

Sanofi
54, rue La Boétie
75008 Paris
France
Attn: Executive Vice President and General Counsel

If to Regeneron:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
U.S.A.
Attention: President
Copy: General Counsel

SCHEDULE 5

Quarterly IOSC Update

[***]

SCHEDULE 6
Opt-In Report

[***]

SCHEDULE 7
Terminated IO Discovery Program IO Antibodies
[***]

REGN3767 (an IO Antibody that targets solely LAG3)
REGN4659 (an IO Antibody that targets solely CTLA-4)

EXHIBIT A
Form of Opt-In Notice
[Sanofi Letterhead]
[DATE]
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591
Attention: President & CEO
Copy: General Counsel Regeneron Pharmaceuticals, Inc.
Reference is hereby made to the Amended and Restated Immuno-Oncology Discovery and Development Agreement (the “IO Discovery Agreement”) by and between Sanofi Biotechnology SAS, a societe par actions simplifiée, organized under the laws of France, having a principal place of business located at 54, rue La Boétie, 75008 Paris, France, and Regeneron Pharmaceuticals, Inc., a New York corporation with a principal place of business located at 777 Old Saw Mill River Road, Tarrytown, New York 10591. Capitalized terms used herein shall have the defined meanings set forth in the IO Discovery Agreement.
Pursuant to Section [__] of the IO Discovery Agreement, Sanofi hereby provides this Opt-In Notice to Regeneron to license [INSERT PRODUCT CANDIDATE FAMILY] under the IO License and Collaboration Agreement. Sanofi has determined, in its reasonable opinion, that the Parties [are][OR][are not] required by applicable Law to file an HSR Filing with respect to the transactions contemplated by the IO License and Collaboration Agreement with respect to [INSERT PRODUCT CANDIDATE FAMILY].  Effective immediately, [subject to Section 6.1(a) of the IO License and Collaboration Agreement, ]each member of [INSERT PRODUCT CANDIDATE FAMILY] shall be considered an IO Licensed Product.

SANOFI BIOTECHNOLOGY SAS

By:    __________________________________
Name:
Title:

EXHIBIT B
Form of Press Release
[Attached]

Press Release

Regeneron and Sanofi Restructure Immuno-Oncology Collaboration for Discovery and Development Programs
Companies select two clinical-stage bispecific antibodies for ongoing collaboration
Regeneron retains full rights to all its other investigational immuno-oncology programs; Sanofi able to independently pursue own immuno-oncology programs

Tarrytown, New York and Paris, France (January 7, 2019) -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) and Sanofi have restructured their global Immuno-oncology Discovery and Development Agreement for new immuno-oncology cancer treatments. The 2015 Agreement was scheduled to end in approximately mid-2020, and this revision provides for ongoing collaborative development of two clinical-stage bispecifc antibody programs. The revised agreement allows Regeneron to retain all rights to its other immuno-oncology discovery and development programs and provides Sanofi increased flexibility to advance its early-stage immuno-oncology pipeline independently.

Under the terms of the restructured Agreement:

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Sanofi will pay Regeneron $462 million representing the balance of payments due under the original Immuno-oncology Agreement, which covers the Sanofi share of the immuno-oncology discovery program costs for the last quarter of 2018 and up to $120 million in development costs for the two selected clinical-stage bispecific antibodies, plus the termination fee for the other programs under the original immuno-oncology agreement.

•	Sanofi secures the right to opt-in to the BCMAxCD3 and MUC16xCD3 bispecific programs when proof of concept is achieved or when the allocated funding is expended.

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Regeneron will commit up to $70 million to further develop the BCMAxCD3 bispecific antibody for multiple myeloma and up to $50 million to further develop the MUC16xCD3 bispecific for mucin-16 expressing cancers.

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Post opt-in, Sanofi will lead development and commercialization of the BCMAxCD3 bispecific and fund 100 percent of development costs, with Regeneron reimbursing up to 50 percent out of its share of collaboration profits. Sanofi and Regeneron will share global profits equally.

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Post opt-in, Regeneron will lead MUC16xCD3 bispecific development and lead commercialization in the U.S. The companies will share development costs and global profits equally. Sanofi will lead commercialization outside the U.S.

•	The companies’ ongoing collaboration for the development and commercialization of Libtayo® (cemiplimab-rwlc), a PD-1 antibody, is unaffected by the amended Discovery and Development Agreement.

•	Regeneron retains full rights to its other immuno-oncology programs.

Under the Immuno-Oncology License and Collaboration Agreement, the companies have developed and received U.S. Food and Drug Administration approval of Libtayo for advanced cutaneous squamous cell cancer (CSCC). A regulatory application for Libtayo has also been submitted in the EU. An ongoing joint clinical program is investigating Libtayo in multiple other cancers, and includes potentially pivotal trials in lung, cervical and skin cancers. Libtayo’s safety and efficacy has not been fully evaluated by any regulatory authority for indications beyond advanced CSCC.

IMPORTANT SAFETY INFORMATION AND INDICATION FOR U.S. PATIENTS

What is the most important information I should know about Libtayo?
Libtayo is a medicine that may treat a type of skin cancer by working with your immune system. Libtayo can cause your immune system to attack normal organs and tissues in any area of your body and can affect the way they work. These problems can sometimes become severe or life-threatening and can lead to death. These problems may happen anytime during treatment or even after your treatment has ended.

Call or see your healthcare provider right away if you develop any symptoms of the following problems or these symptoms get worse:

•	Lung problems (pneumonitis). Signs and symptoms of pneumonitis may include new or worsening cough, shortness of breath, and chest pain.

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Intestinal problems (colitis) that can lead to tears or holes in your intestine. Signs and symptoms of colitis may include diarrhea (loose stools) or more frequent bowel movements than usual; stools that are black, tarry, sticky or that have blood or mucus; and severe stomach-area (abdomen) pain or tenderness.

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Liver problems (hepatitis). Signs and symptoms of hepatitis may include yellowing of your skin or the whites of your eyes, severe nausea or vomiting, pain on the right side of your stomach area (abdomen), drowsiness, dark urine (tea colored), bleeding or bruising more easily than normal, and feeling less hungry than usual.

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Hormone gland problems (especially the adrenal glands, pituitary, thyroid and pancreas). Signs and symptoms that your hormone glands are not working properly may include headaches that will not go away or unusual headaches, rapid heartbeat, increased sweating, extreme tiredness, weight gain or weight loss, dizziness or fainting, feeling more hungry or thirsty than usual, hair loss, feeling cold, constipation, deeper voice, very low blood pressure, urinating more often than usual, nausea or vomiting, stomach-area (abdomen) pain, and changes in mood or behavior, such as decreased sex drive, irritability, or forgetfulness.

•	Kidney problems, including nephritis and kidney failure. Signs of these problems may include decrease in your amount of urine, blood in your urine, swelling in your ankles, and loss of appetite.

•	Skin problems. Signs of these problems may include rash, itching, skin blistering, and painful sores or ulcers in the mouth, nose, throat, or genital area.

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Problems in other organs. Signs of these problems may include headache, tiredness or weakness, sleepiness, changes in heartbeat (such as beating fast, seeming to skip a beat, or a pounding sensation), confusion, fever, muscle weakness, balance problems, nausea, vomiting, stiff neck, memory problems, seizures (encephalitis), swollen lymph nodes, rash or tender lumps on skin, cough, shortness of breath, vision changes, or eye pain (sarcoidosis), seeing or hearing things that are not there (hallucinations), severe muscle weakness, low red blood cells (anemia), bruises on the skin or bleeding, and changes in eyesight.

•	Rejection of a transplanted organ. Your doctor should tell you what signs and symptoms you should report and monitor you, depending on the type of organ transplant that you have had.

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Infusion (IV) reactions that can sometimes be severe and life-threatening. Signs of these problems may include chills or shaking, itching or rash, flushing, shortness of breath or wheezing, dizziness, fever, feeling of passing out, back or neck pain, and facial swelling.

Getting medical treatment right away may help keep these problems from becoming more serious.

Your healthcare provider will check you for these problems during your treatment with Libtayo. Your healthcare provider may treat you with corticosteroid or hormone replacement medicines. Your healthcare provider may delay or completely stop treatment if you have severe side effects.

Before you receive Libtayo, tell your healthcare provider about all your medical conditions, including if you:

•have immune system problems such as Crohn's disease, ulcerative colitis, or lupus;
•have had an organ transplant;
•have lung or breathing problems;
•have liver or kidney problems;
•have diabetes;
•are pregnant or plan to become pregnant; Libtayo can harm your unborn baby

Females who are able to become pregnant:

•	Your healthcare provider will give you a pregnancy test before you start treatment.

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You should use an effective method of birth control during your treatment and for at least 4 months after your last dose of Libtayo. Talk with your healthcare provider about birth control methods that you can use during this time.

•	Tell your healthcare provider right away if you become pregnant or think you may be pregnant during treatment with Libtayo.

•	are breastfeeding or plan to breastfeed. It is not known if Libtayo passes into your breast milk. Do not breastfeed during treatment and for at least 4 months after the last dose of Libtayo.

Tell your healthcare provider about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

The most common side effects of Libtayo include tiredness, rash, and diarrhea. These are not all the possible side effects of Libtayo. Call your doctor for medical advice about side effects.

You may report side effects to FDA at 1-800-FDA-1088. You may also report side effects to Regeneron Pharmaceuticals and Sanofi at 1-877-542-8296.

Please see accompanying full Prescribing Information, including Medication Guide.

What is Libtayo?

Libtayo is a prescription medicine used to treat people with a type of skin cancer called cutaneous squamous cell carcinoma (CSCC) that has spread or cannot be cured by surgery or radiation.

It is not known if Libtayo is safe and effective in children.

About Sanofi
Sanofi is dedicated to supporting people through their health challenges. We are a global biopharmaceutical company focused on human health. We prevent illness with vaccines, provide innovative treatments to fight pain and ease suffering. We stand by the few who suffer from rare diseases and the millions with long-term chronic conditions.

With more than 100,000 people in 100 countries, Sanofi is transforming scientific innovation into healthcare solutions around the globe. Sanofi, Empowering Life

About Regeneron
Regeneron (NASDAQ: REGN) is a leading biotechnology company that invents life-transforming medicines for people with serious diseases. Founded and led for 30 years by physician-scientists, our unique ability to repeatedly and consistently translate science into medicine has led to seven FDA-approved treatments and numerous product candidates in development, all of which were homegrown in our laboratories. Our medicines and pipeline are designed to help patients with eye diseases, allergic and inflammatory diseases, cancer, cardiovascular and metabolic diseases, neuromuscular diseases, infectious diseases and rare diseases.

Regeneron is accelerating and improving the traditional drug development process through our proprietary VelociSuite® technologies, such as VelocImmune® which produces optimized fully-human antibodies, and ambitious research initiatives such as the Regeneron Genetics Center, which is conducting one of the largest genetics sequencing efforts in the world.

For additional information about the company, please visit www.regeneron.com or follow @Regeneron on Twitter.

Sanofi Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. These statements include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "plans" and similar expressions. Although Sanofi's management believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanofi, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include among other things, the uncertainties inherent in research and development, future clinical data and analysis, including post marketing, decisions by regulatory authorities, such as the FDA or the EMA, regarding whether and when to approve any drug, device or biological application that may be filed for any such product candidates as well as their decisions regarding labelling and other matters that could affect the availability or commercial potential of such product candidates, the absence of guarantee that the product candidates if approved will be commercially successful, the future approval and commercial success of therapeutic alternatives, Sanofi's ability to benefit from external growth opportunities and/or obtain regulatory clearances, risks associated with intellectual property and any related pending or future litigation and the  ultimate outcome of such litigation,  trends in exchange rates and prevailing interest rates, volatile economic conditions, the impact of cost containment initiatives and subsequent changes thereto, the average number of shares outstanding as well as those discussed or identified in the public filings with the SEC and the AMF made by Sanofi, including those listed under "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" in Sanofi's annual report on Form 20-F for the year ended December 31, 2017. Other than as required by applicable law, Sanofi does not undertake any obligation to update or revise any forward-looking information or statements.

Regeneron Forward-Looking Statements and Use of Digital Media
This press release includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”), and actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron's products, product candidates, and research and clinical programs now underway or planned, including without limitation Libtayo® (cemiplimab-rwlc) and Regeneron’s other immuno-oncology programs (such as the BCMAxCD3 and MUC16xCD3 bispecific programs referenced in this press release); the likelihood, timing, and scope of possible regulatory approval and commercial launch of Regeneron's late-stage product candidates and new indications for marketed products, such as Libtayo for the treatment of lung, cervical, and skin cancers and other potential indications; the potential for any discovery, development, or collaboration agreements, including Regeneron’s agreements with Sanofi (or its affiliated companies) (such as the Amended and Restated Immuno-oncology Discovery and Development Agreement discussed in this press release), to be cancelled or terminated without any further product success; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; ongoing regulatory obligations and oversight impacting Regeneron’s marketed products (such as Libtayo), research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron's ability to continue to develop or commercialize Regeneron’s products and product candidates; the availability and extent of reimbursement of the Company’s products from third-party payers, including private payer healthcare and insurance programs, health maintenance organizations, pharmacy benefit management companies, and government programs such as Medicare and Medicaid; coverage and reimbursement determinations by such payers and new policies and procedures adopted by such payers; uncertainty of market acceptance and commercial success of Regeneron’s products and product candidates and the impact of studies (whether conducted by Regeneron or others and whether mandated or voluntary) on the commercial success of any such products and product candidates; competing drugs and product candidates that may be superior to Regeneron's products and product candidates; the extent to which the results from the research and development programs conducted by Regeneron or its collaborators may be replicated in other studies and lead to therapeutic applications; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers, or other third parties to perform filling, finishing, packaging, labeling, distribution, and other steps related to Regeneron’s products and product candidates; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its financial projections or guidance and changes to the assumptions underlying those projections or guidance; and risks associated with intellectual property of other parties and pending or future litigation relating thereto, including without limitation the patent litigation proceedings relating to EYLEA® (aflibercept) Injection, Dupixent® (dupilumab) Injection, and Praluent® (alirocumab) Injection, the ultimate outcome of any such litigation proceedings, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition. A more complete description of these and other material risks can be found in Regeneron’s filings with the U.S. Securities and Exchange Commission, including its Form 10-Q for the quarterly period ended September 30, 2018. Any forward-looking statements are made based on management’s current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Regeneron uses its media and investor relations website and social media outlets to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Regeneron is routinely posted and is accessible on Regeneron’s media and investor relations website (http://newsroom.regeneron.com) and its Twitter feed (http://twitter.com/regeneron).

Contacts Sanofi:

Media Relations Ashleigh Koss Tel: +1 (908) 981-8745 Ashleigh.Koss@sanofi.com	Investor Relations George Grofik Tel: +33 (0)1 53 77 45 45 IR@sanofi.com

Contacts Regeneron:

Media Relations Hala Mirza Tel: +1 (914) 847-3422 hala.mirza@regeneron.com	Investor Relations Mark Hudson Tel: +1 (914) 847-3482 mark.hudson@regeneron.com